OHIO INVESTORS LIMITED PARTNERSHIP

FIRST AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP




Dated as of May 17, 1996



TABLE OF CONTENTS


Preliminary Statement...........................................1

ARTICLE I.......................................................1

Defined Terms...................................................1

ARTICLE II.....................................................22

Name and Business..............................................22
2.1 Name; Continuation...................................22
2.2 Office and Resident Agent............................22
2.3 Purpose..............................................22
2.4 Term and Dissolution.................................22

ARTICLE III....................................................23

Mortgage, Refinancing and Disposition of Property..............23
3.1 Personal Liability...................................23
3.2 Refinancings.........................................24
3.3 Sale of Assets.......................................25
3.4 Real Estate Commissions..............................26

ARTICLE IV.....................................................26

Partners; Capital..............................................26
4.1 Capital and Capital Accounts.........................26
4.2 General Partner......................................27
4.3 Investment Limited Partners, Special Limited Partner and Original
Limited
Partners.......................................................27
4.4 Liability of the Limited Partners....................28
4.5 Special Rights of the Special Limited Partner........28
4.6 Meetings.............................................31

ARTICLE V......................................................31

Capital Contributions of the Investment Limited Partners
and the Special Limited Partner................................31
5.1 Payments.............................................31
5.2 Return of Capital Contributions......................36

ARTICLE VI.....................................................38

Rights, Powers and Duties of General Partner...................38
6.1 Authorized Acts......................................38
6.2 Restrictions on Authority............................39
6.3 Personal Services; Other Business Ventures...........41
6.4 Business Management and Control......................42
6.5 Duties and Obligations...............................43
6.6 Representations and Warranties.......................46
6.7      Liability on Mortgages...............................49
6.8 Indemnification of the General Partner...............50
6.9 Indemnification of the Partnership and the Limited Partners51
6.10     Operating Deficits...................................51
6.11     Obligation to Complete the Construction of the Apartment Complex52
6.12     Certain Payments to the General Partner and Others...52
6.13     Delegation of General Partner Authority..............53
6.14     Assignment to Partnership............................54
6.15     Contracts with Affiliates............................54
6.16     Tax Matters Partner..................................55

ARTICLE VII....................................................56

Withdrawal of a General Partner; New General Partners..........56
7.1 Voluntary Withdrawal.................................56
7.2 Reconstitution.......................................57
7.3 Successor General Partner............................57
7.4 Interest of Predecessor General Partner..............58
7.5 Event of Bankruptcy as to a General Partner; Removal of a General
Partner and Transfer of Its Interest...........................59
7.6 Designation of New General Partners..................60
7.7 Amendment of Certificate; Approval of Certain Events.61
7.8 Valuation and Sale of Interest of Former General Partner61

ARTICLE VIII...................................................62

Transferability of Limited Partner Interests...................62
8.1 Assignments..........................................62
8.2 Substituted Limited Partner..........................63
8.3 Restrictions.........................................63

ARTICLE IX.....................................................64

Borrowings.....................................................64

ARTICLE X......................................................64

Profits, Losses, Tax Credits, Distributions and Capital Accounts64
10.1     Profits, Losses and Tax Credits......................64
10.2     Cash Distributions Prior to Dissolution..............66
10.3     Distributions Upon Dissolution.......................68
10.4     Special Provisions...................................69
10.5     Authority of the General Partner to Vary Allocations to Preserve
and Protect the Partners' Intent...................................73

ARTICLE XI.....................................................74

Management Agent...............................................74
11.1     General..............................................74
11.2     Fees.................................................74
11.3     Removal and Replacement..............................75
11.4     Lack of Management Agent.............................75

ARTICLE XII....................................................75

Books and Records, Accounting, Tax Elections, Etc..............75
12.1     Books and Records....................................75
12.2     Bank Accounts........................................76
12.3     Auditors.............................................76
12.4     Cost Recovery and Elections..........................77
12.5     Special Basis Adjustments............................77
12.6     Fiscal Year..........................................77
12.7     Information to Partners..............................78
12.8     Expenses of the Partnership..........................80

ARTICLE XIII...................................................81

General Provisions.............................................81
13.1     Restrictions by Reason of Section 708 of the Code....81
13.2     Amendments to Certificates...........................82
13.3     Notices..............................................82
13.4     Word Meanings........................................82
13.5     Binding Effect.......................................83
13.6     Applicable Law.......................................83
13.7     Counterparts.........................................83
13.8     Financing Regulations................................83
13.9     Separability of Provisions...........................84
13.10    Paragraph Titles.....................................84
13.11    Amendment Procedure..................................84
13.12    Extraordinary Partner Expenses.......................84
13.13    Time of Admission....................................84



OHIO INVESTORS LIMITED PARTNERSHIP
FIRST AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP

Preliminary Statement

    OHIO INVESTORS LIMITED PARTNERSHIP (the "Partnership") was formed as an Ohio limited partnership pursuant to a Certificate of Limited Partnership dated as of May 31, 1995 and filed in the Filing Office on June 8, 1995, as amended and restated in a Restated Certificate of Limited Partnership (as amended and restated, the "Certificate") dated as of February 9, 1996 and filed in the Filing Office on February 20, 1996. Pursuant to a partnership agreement dated as of February 15, 1996, which agreement provides for the conversion of Ohio Investors, an Ohio general partnership into the Partnership, Ronald S. Turner ("Turner") and Gregory F. Perlman ("Perlman") are the original limited partners of the Partnership (the "Original Limited Partners") and, in substitution for Washington Arms Investors, Ltd., an Ohio limited liability company ("WAI"), Turner and Perlman also are the original general partners of the Partnership (the "Original General Partners"), as amended by a Restated Agreement of Limited Partnership dated February 29, 1996, providing for the admission of BOSTON CAPITAL CORPORATE TAX CREDIT FUND III, A LIMITED PARTNERSHIP, a Massachusetts limited partnership ("BCCTCF"), as Limited Partner, and providing for the withdrawal of the Original Limited Partners (as amended, the "Original Agreement").

    The parties desire to amend and restate the Original Agreement to (i) provide for the withdrawal from the Partnership of the Original General Partners, (ii) provide for the admission of BCCC, INC., a Massachusetts corporation ("BCCC") as the Special Limited Partner, (iii) provide for the admission of BOSTON CAPITAL TAX CREDIT FUND IV L.P., a Delaware limited partnership ("BCTCF"), as an Investment Limited Partner, (iv) provide for the admission of WASHINGTON ARMS INVESTORS, LTD., an Ohio limited liability company as the General Partner, and (v) more fully set forth the rights and obligations of the Partners.

    In consideration of the mutual agreements set forth herein, it is agreed and certified, and the Original Agreement is hereby amended and restated in its entirety as follows:

ARTICLE I

Defined Terms

    The defined terms used in the Agreement shall have the meanings specified below:

    "Act" means the Revised Uniform Limited Partnership Act as in effect in the State.

    "Actual Credit" means, with respect to a particular Fiscal Year, the total amount of Tax Credit properly allocable by the Partnership to the Investment Limited Partners for such Fiscal Year. The Actual Credit shall be retroactively revised if the amount of Tax Credit properly allocable to the Investment Limited Partners is revised as the result of an audit or is recaptured.
    "Additional Limited Partner" means any holder of an Interest designated as an Additional Limited Partner pursuant to the provisions of Section 4.5(b) or Section 7.4 or Section 7.4.

    "Adjusted Capital Account Deficit" means, with respect to any Partner, the deficit balance, if any, in such Partner's Capital Account as of the end of a Partnership Fiscal Year, after giving effect to the following adjustments:

(i) Such Capital Account shall be increased by the amount of any Deficit Restoration Obligation of such Partner.

    (ii) Such Capital Account shall be decreased by the Qualified Income Offset Items.

    The foregoing definition of Adjusted Capital Account Deficit and the application of such term in the manner provided in this Agreement is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Allocation Regulations and shall be interpreted consistently therewith.

    "Admission Date" means the first date on which all parties hereto shall have executed this Agreement.

    "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses and fees, including court costs and reasonable attorneys' fees and expenses.

    "Affiliate" means as to a specified Person, (i) such Person; (ii) each member of the Immediate Family of such Person; (iii) each legal representative, successor or assignee of any Person referred to in the preceding clauses (i) or (ii); (iv) each trustee of a trust for the benefit of any Person referred to in the preceding clauses (i) or (ii); or (v) any other Person (a) who directly or indirectly controls, is controlled by, or is under common control with such Person, (b) who is an officer of, director of, partner in or trustee of, or serves in a similar capacity with respect to, such Person or of which such Person is an officer, director, partner or trustee, or with respect to which such Person serves in a similar capacity,
(c) who, directly or indirectly, is the beneficial owner of ten percent (10%) or more of any class of equity securities of such Person or of which such Person is directly or indirectly the owner of ten percent (10%) or more of any class of equity securities, (d) who is an officer, director, general partner, trustee or holder of ten percent (10%) or more of the voting securities or beneficial interests of any Person referred to in the foregoing clauses (v) (b) or (v) (c), or (e) who, whatever such Person's title, performs functions for such Person or any Affiliate of such Person similar to a Chairman or member of the Board of Directors, or executive officer such as the President, Executive Vice President or Senior Vice President, Corporate Secretary, or Treasurer, or any Person holding a five percent (5%) or more equity interest in such Person, or any Person having the power to direct or cause the direction of such Person whether through the ownership of voting securities, by contract or otherwise. An Affiliate of any Investment Limited Partner or of any Investment General Partner does not include a Person who is a partner in a Partnership or joint venture with any Investment Limited Partner or any other Affiliate of any Investment Limited Partner if such Person is not otherwise an Affiliate of any Investment Limited Partner or any Investment General Partner. For purposes of this definition, the term Affiliate shall not be deemed to include any law firm (or member or associate thereof) providing legal services to any Investment Limited Partner, any Investment General Partner, the General Partner or any Affiliate of any of them.

    "AFR" means the "applicable federal rate" as defined and determined in the manner set forth in Section 1274 of the Code.

    "Agency" means the Credit Agency or any other Governmental Authority with jurisdiction over the Apartment Complex, or the business and operations of the Partnership.

    "Agreement" means this First Amended and Restated Agreement of Limited Partnership, including Schedule A, as amended from time to time.

    "Allocation Regulations" means the Treasury Regulations issued under Sections 704(b) and 752 of the Code, as the same may be modified or amended from time to time. In the event that the Allocation Regulations are revised or amended subsequent to the date of this Agreement, references herein to sections or paragraphs of the Allocation Regulations shall be deemed to be references to the applicable sections or paragraphs of the Allocation Regulations as then in effect.

    "Apartment Complex" means the real property located in Dayton, Montgomery County, Ohio, as more fully described in Exhibit A attached hereto, together with (i) all buildings and other improvements constructed or to be constructed thereon and (ii) all furnishings, equipment and personal property located thereon or otherwise covered by the Mortgages.

    "Applicable Percentage" has the meaning set forth in Section 42(b) of the Code.

    "Applied Amounts" shall have the meaning set forth in Section 6.10.

    "Asset Management Fee" means the fee payable to the Investment Limited Partners or any Affiliate thereof pursuant to the provisions of Section 6.12(b).

    "Assignee" shall have the meaning set forth in Section 4.1(c).

    "Auditors" means Mishler, Nurre & Waite of Cincinnati, Ohio, or such other firm of independent certified public accountants as may be engaged by the General Partner with the reasonable Consent of the Special Limited Partner for the purposes of preparing the Partnership's income tax returns, auditing the books and records of the Partnership and certifying financial reports of the Partnership.

    "BCCC" means BCCC, Inc., a Massachusetts corporation, and its successors and assigns.
    "BCCTCF" means Boston Capital Corporate Tax Credit Fund III, A Limited Partnership, a Massachusetts limited partnership, and its successors and assigns.

    "BCP Refinance Amount" means the maximum loan amount allowable assuming
(i) an annual interest rate equal to the interest rate on the First Refinance Loan, (ii) a term and amortization schedule equal to that of the First Refinance Loan and (iii) an annual debt service payment of $243,000.

    "BCTCF" means Boston Capital Tax Credit Fund IV L.P., a Delaware limited partnership, and its successors and assigns.

    "Best Knowledge" shall mean and include, in the case of a specified Person, (i) actual knowledge and (ii) that knowledge which a prudent businessperson (including, in the case of an Entity, the general or managing partners, officers, directors and members of such Entity) should have obtained in the management of his or her business affairs after making due inquiry and exercising due diligence with respect thereto. In connection therewith, the knowledge (both actual and constructive) of any general or managing partner, director, officer or member of an Entity shall be deemed to be the knowledge of the Entity.

    "Breakeven" means the first day following a period of three (3) consecutive calendar months during each of which, as determined by the Auditors, the Apartment Complex has produced income (other than rental subsidies) actually received by the Partnership on a cash basis from normal operations plus rental subsidies on an accrual basis at least equal to all cash requirements of the Apartment Complex on an accrual basis (not including fees and distributions to Partners payable out of Cash Flow (including, without limitation, the Asset Management Fee, the Partnership Management Fee and the Incentive Management Fee) but including all debt service, real estate taxes, assuming full assessment and reserve requirements imposed upon the Apartment Complex by the Project or this Agreement) and, on an annualized basis, all projected expenditures, including those of a seasonal nature, which might reasonably be expected to be incurred on an unequal basis during a full annual period of operation. If free rent or other rental concessions shall have been granted to tenants, the calculation of income pursuant to the preceding sentence shall be adjusted so that the effect of such concessions is amortized equally over the term of all leases (excluding renewal periods) to which it applies. The determination of the Auditors that Breakeven has occurred shall be subject to confirmation by the Special Limited Partner; provided, however, that in the event that the Investor Limited Partner does not dispute the Auditor's determination within ten (10) days after having received the Auditors' determination letter, then Breakeven shall be deemed to have occurred.

    "Capital Account" has the meaning set forth in Section 4.1(b).

    "Capital Contribution" means the total value of cash or property contributed and agreed to be contributed to the Partnership by each Partner, as set forth in Schedule A. Any reference in this Agreement to the Capital Contribution of a then Partner shall include a Capital Contribution previously made by any prior Partner for the Interest of such then Partner.

    "Capital Proceeds" means the proceeds of a Capital Transaction.

    "Capital Transaction" means a refinancing of any Partnership indebtedness or a sale, exchange, eminent domain taking, damage or destruction (whether insured or uninsured), insured title defect or other disposition of all or any portion of the Apartment Complex (other than an event generating proceeds of any business or rental interruption insurance), but excluding the payment of Capital Contributions.

    "Carryover Certification" means the date on which the Investment Limited Partners shall have received, in a form and in substance satisfactory to the Investment Limited Partners, the certification of the Auditors that, with respect to the carryover allocation of 1994 Tax Credits, as of a date no later than December 31, 1994, the Partnership had incurred capitalizable costs with respect to the Apartment Complex of at least ten per cent (10%) of the Partnership's reasonably expected basis in the Apartment Complex as of December 31, 1996, so that each building in the Apartment Complex constitutes a "qualified building" for the purposes of Section 42(h)(1)(E)(ii) of the Code.

    "Cash Available for Debt Service Requirements" for any period of three
(3) consecutive calendar months means the excess of (i) all cash actually received by the Partnership on a cash basis from normal operations during such period, but specifically excluding the proceeds of insurance (other than business or rental interruption insurance), loans, Capital Transactions or Capital Contributions over (ii) all cash requirements of the Partnership (excluding debt service on the Dayton Loan) properly allocable to such period of time on an accrual basis (not including distributions to Partners out of Cash Flow of the Partnership or fees payable from Cash Flow including, without limitation, the Asset Management Fee, the Partnership Management Fee and the Incentive Management Fee) and, on an annualized basis, all projected expenditures, including those of a seasonal nature, which might reasonably be expected to be incurred on an unequal basis during a full annual period of operation as determined by the Auditors but specifically excluding Debt Service Requirements. For purposes of this definition, (i) cash requirements of the Partnership shall include to the extent not otherwise covered above, full funding of reserves (including, without limitation, funding of the Replacement Reserve), normal repairs, real estate taxes at fully assessed levels assuming a fully improved property and necessary capital improvements to the extent not covered by funded reserves, provided, however, that for the purposes of calculating a Debt Service Coverage Ratio under Sections 3.2 and 5.1(a) cash requirements of the Partnership shall not include the expenses associated with the Lead Paint Report and the performance of the Lead Paint Procedures and the recommendations of the Phase I Environmental Report dated March 26, 1996, and (ii) if free rent or other rental concessions shall have been granted to tenants, the calculation of rental revenues under clause (i) of the preceding sentence shall be adjusted so that the effect of such concessions is amortized equally over the term of all leases (excluding renewal periods) to which it applies.

    "Cash Expenditures" means all disbursements of cash during a specified Fiscal Year (other than distributions to Partners), including, without limitation, payment of operating expenses, payment of principal and interest on the Partnership's indebtedness (other than payments of principal and interest on the Dayton Loan, any Subordinated Loans or Voluntary Loans), the cost of repairs to the Apartment Complex, amounts paid in to reserves by the General Partner and the payment of any fees other than the Asset Management Fee, the Partnership Management Fee and the Development Fee. In addition, the net increase during such Fiscal Year in any escrow account or reserve maintained by or for the Partnership shall be considered a Cash Expenditure during such Fiscal Year. The term Cash Expenditures shall not include Development Costs. Cash Expenditures payable to Partners or Affiliates of Partners shall be paid after Cash Expenditures payable to third parties.

    "Cash Flow" means the excess of Cash Receipts over Cash Expenditures. Cash Flow shall be determined separately for each Fiscal Year or portion thereof.

    "Cash Receipts" means all cash receipts of the Partnership from whatever source derived other than from a Capital Transaction, including, without limitation, rental revenues, government subsidy payments, Capital Contributions (except to the extent Capital Contributions are used to pay Development Costs). In addition, the net reduction in any Fiscal Year in the amounts of any escrow account or reserve maintained by or for the Partnership (including, without limitation, the Operating Reserve and the Replacement Reserve) shall be considered a cash receipt of the Partnership for such Fiscal Year. Notwithstanding the foregoing, at the election of the General Partner, Cash Receipts received near the end of a Fiscal Year and intended for use in meeting the Partnership's obligations (including the cost of acquiring assets or paying debts or expenses) in the subsequent Fiscal Year shall not be deemed to be received until such following Fiscal Year.

    "Certificate" shall have the meaning set forth in the Preliminary
Statement.

    "City" means the City of Dayton, Ohio.

    "Class Contribution" means the aggregate Capital Contributions of all members of a particular class of Partners (i.e., the General Partner, the Investment Limited Partners, the Special Limited Partner or any Additional Limited Partner).

    "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations (permanent and temporary) issued thereunder. References herein to any Code section shall include any successor provisions.

    "Commencement Date" means the first day of the month in which the Admission Date occurs.

    "Competitive Real Estate Commission" means that real estate or brokerage commission paid for the purchase or sale of the Apartment Complex or other Partnership property which is reasonable, customary and competitive in light of the size, type and location of the Apartment Complex or other property.

    "Completion Date" means the later of: (i) the date the Investment
Limited Partners shall have received copies of all requisite certificates or permits permitting occupancy of 100% of the apartments units in the Apartment Complex as issued by each Agency having jurisdiction; provided, however, that if such certificates or permits are of a temporary nature, the Completion Date shall not be deemed to have occurred unless the General Partner certifies to the Investment Limited Partners that any work remaining to be completed is for so-called "punch list items" and the General Partner knows of no reason why permanent certificates of occupancy will not be issued upon completion of such "punch list items"; or (ii) the date as of which the Inspecting Consultant certifies that the work to be performed by the Contractor under the Construction Contract is substantially complete. Any representation by the General Partner under this Agreement that the Completion Date has occurred shall be subject to confirmation by the Special Limited Partner pursuant to a physical inspection of the Apartment Complex; provided, however, that in the event that the Special Limited Partner does not make such physical inspection of the Apartment Complex within 10 business days after having received a written representation of the General Partner that the Completion Date has occurred, then the Special Limited Partner will be deemed to have waived the physical inspection requirement.

    "Compliance Period" means the fifteen (15)-year period commencing with the first year of the Credit Period.

    "Consent of the Investment Limited Partners" means the prior written consent or approval of each Investment Limited Partner which, unless otherwise specifically provided herein, may be given or withheld in its sole discretion. The Consent of the Investment Limited Partners shall be exercised by and through each respective Investment General Partner, acting in the name and on behalf of such Investment Limited Partner.

    "Consent of the Special Limited Partner" means the prior written consent or approval of the Special Limited Partner which, unless otherwise specifically provided herein, may be given or withheld in its sole discretion.

    "Construction Contract" means the construction contract dated as of June 3, 1994 by and between the Contractor and the Partnership, as amended.

    "Construction Lender" means SNB or any other Lender providing construction financing for the Apartment Complex.

    "Construction Loan" means the construction loan, in the amount of $1,800,000 provided by the Construction Lender to the Partnership pursuant to the terms of the Construction Loan Documents.

    "Construction Loan Agreement" means the Loan Agreement dated
July 27, 1994 by and between the Construction Lender and the Partnership, as amended.

    "Construction Loan Documents" means the Construction Note, the Construction Mortgage, the Construction Loan Agreement and all other documents executed and/or delivered in connection with the Construction Loan.

    "Construction Mortgage" means the Mortgage securing the Partnership's obligations under the Construction Note.

    "Construction Note" means the promissory note executed by the Partnership to evidence its obligations with respect to the Construction Loan, which note is or shall be secured by the Construction Mortgage.

    "Contractor" means Schnippel Construction, Inc., an Ohio corporation, and its successors.

    "Controlling Person" has the meaning set forth in Section 15 of the Securities Act of 1933, as amended.

    "Cost Certification" means the written certification of the Auditors dated November 16, 1995, issued in a form and in substance reasonably satisfactory to the Special Limited Partner, as to the itemized amounts of the construction and development costs of the Apartment Complex and the Actual Credit pertaining to each building in the Apartment Complex.

    "Credit Agency" means the Ohio Housing Finance Agency, and its successors.

    "Credit Period" has the meaning set forth in Section 42(f)(1) of the Code.

    "Credit Recovery Loan" means a constructive interest-bearing advance of the Investment Limited Partners, as more fully described in Section 5.1(g). Credit Recovery Loans and interest thereon shall not be treated as loans or interest, respectively, for accounting, tax or liability purposes or for the purposes of Section 6.2(a)(i). For the purposes of Article X, the term Credit Recovery Loan shall not include any portion of such a deemed advance which shall have theretofore been paid to the Investment Limited Partners.

    "Credit Shortfall" shall have the meaning set forth in Section 5.1(g).

    "Dayton Loan" means the HOME Investment Partnership Program loan in the amount of $200,000 to be provided by the City to the Partnership pursuant to the terms of the Dayton Loan Documents.

    "Dayton Loan Agreement" means the HOME Agreement dated June 15, 1995 between the City and Ohio Investors detailing the terms of the Dayton Loan, which agreement has been assigned to and assumed by the Partnership, as amended.

    "Dayton Loan Documents" means the Dayton Loan Agreement, the Dayton Loan Mortgage, the Dayton Loan Note and all other documents executed and/or delivered in connection with the Dayton Loan.

    "Dayton Loan Mortgage" means the mortgage securing the Partnership's obligations under the Dayton Loan Note.

    "Dayton Loan Note" means the promissory note executed by Ohio Investors and assured by the Partnership to evidence its obligations with respect to the Dayton Loan.

    "Debt Service Coverage Ratio" means, for any period of three (3) consecutive months, with each month considered individually, a fraction, the numerator of which is the Cash Available for Debt Service Requirements with respect to such period and the denominator of which is the Debt Service Requirements for such period. The achievement by the Partnership of a specified Debt Service Coverage Ratio shall be confirmed by the Auditors and shall be subject to the approval of the Special Limited Partner, which shall not be unreasonably withheld, provided, however, that no objection by the Special Limited Partner to the determination of the Auditors shall be valid unless the General Partner is notified of such objection, and the specific reasons therefor, within seven (7) business days following the receipt by the Special Limited Partner of the Auditor's determination letter and in the event that the Special Limited Partner does not so notify the General Partner within such seven business day period, the Special Limited Partner will be deemed to have waived its right to object to such determination.

    "Debt Service Requirements" means for any period of three (3) consecutive calendar months, all debt service, reserves, mortgage insurance premium, tax and insurance escrows (if any) and/or other cash requirements imposed with respect to the Mortgage or any other indebtedness (except for the Dayton Loan, Subordinated Loans and Voluntary Loans) properly allocable to such period of time on an annualized accrual basis as determined by the Auditors. To the extent the relevant three (3)-month period includes any period prior to Permanent Mortgage Commencement, Debt Service Requirements for such period shall be computed by adding to the foregoing amounts the amount (if any) by which the debt service on such Permanent Loan for a three (3)- month period beginning after principal amortization has commenced exceeds the actual debt service on such Permanent Loan (and any previous Mortgage Loan which may have then been in place) for the relevant three (3)-month period.

    "Deficit Restoration Obligation" means, for each Partner, the sum of (i) any amounts which such Partner is obligated to restore to the Partnership in accordance with the provisions of Sections 1.704-1(b)(2)(ii)(c), 1.704-1(b)(2)(ii)(h) or any other applicable provisions of the Allocation Regulations, (ii) such Partner's Share of Partnership Minimum Gain if any, and
(iii) such Partner's Share of Partner Nonrecourse Debt Minimum Gain, if any.

    "Developer" means WAI (in its capacity as an independent developer and not as a General Partner), and its successors.

    "Development Agreement" means the Development Agreement, dated as of January 10, 1995, by and between the Developer and Ohio Investors as assigned to the Partnership by an assignment and assumption agreement dated May 17, 1996.

    "Development Costs" means any and all costs and expenses necessary to
(i) cause the construction of the Apartment Complex to be completed, in a good and workmanlike manner, free and clear of all mechanics', materialmen's or similar liens, in accordance with the Plans and Specifications, (ii) equip the Apartment Complex with all necessary and appropriate fixtures, equipment and articles of personal property (including, without limitation, refrigerators and ranges), (iii) obtain all required certificates of occupancy for the apartment units and other space in the Apartment Complex, (iv) pay the Development Fee, (v) finance the construction of the Apartment Complex and achieve Permanent Mortgage Commencement in accordance with the provisions of the Project Documents, (vi) discharge all Partnership liabilities and obligations arising out of any casualty generating insurance proceeds for the Partnership, (vii) fund any Partnership reserves required hereunder or under any of the Project Documents, (viii) repay and discharge the Construction Loan, and (ix) pay any other costs or expenses necessary to achieve the Completion Date and Permanent Mortgage Commencement.

    "Development Fee" means the fees payable by the Partnership to the Developer pursuant to the terms of the Development Agreement for its services in connection with the development and rehabilitation of the Apartment Complex.

    "Disposition" (including the forms Dispose and Disposing) means, as to a specified Partner, the assignment, sale, transfer, exchange or other disposition of all or any part of its Interest.

    "Economic Risk of Loss" has the meaning set forth in Treasury Regulation
Section 1.752-2.

    "Eligible Basis" has the meaning set forth in Section 42(d) of the Code.

    "Entity" means any Person, general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or association.

    "Event of Bankruptcy" means with respect to any Person,

    (i) the entry of a decree or order for relief by a court having jurisdiction in respect of such Person in an involuntary case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of his property, or ordering the winding-up or liquidation of his affairs and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) consecutive days;

    (ii) the commencement by such Person of a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy, insolvency or other similar law, or the consent by him to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or similar official) of such Person or for any substantial part of his property, or the making by him of any assignment for the benefit of creditors, or the taking of corporate action by the Person in furtherance of any of the foregoing; or

    (iii) the commencement against such Person of an involuntary case under the federal bankruptcy laws, as now constituted or hereafter amended, which has not been vacated, discharged or bonded within sixty (60) consecutive days.

    "Event of Default" shall have the meaning set forth in Section 5.1(h).

    "Excess Refinancing Proceeds" means, in connection with the First Refinancing Loan only, the excess, if any, of the proceeds of the First Refinancing Loan over the sum of (i) any amounts necessary to discharge the Construction Loan and the Permanent Loan, (ii) any amounts required to pay any other debts or obligations of the Partnership which are then due (other than Subordinated Loans), (iii) any costs or expenses incurred in connection with the refinancing of the Permanent Loan, including without limitation, loan origination fees, title insurance premiums, commitment fees, brokerage commissions, if any, and attorney's fees, (iv) any amounts required to be paid or set aside for any other purpose in order to satisfy conditions to or established in connection with the funding of the First Refinancing Loan and
(v) the Refinance Reserve Amount.

    "Extended Use Agreement" means the extended use housing commitment to be executed by the Partnership in accordance with the requirements of the Credit Agency and the provisions of Section 42(h)(6)(A) of the Code.

    "Filing Office" means the Office of the Secretary of State of the State of Ohio.

    "Final Completion" means the completion of the Apartment Complex, including all common and out buildings, as set forth in all of the Construction Contract. The Investment Limited Partners reserve the right to confirm the achievement of Final Completion with a physical inspection of the site.

    "First Refinancing Loan" shall have the meaning set forth in
Section 3.2(b).

    "Fiscal Year" means the twelve (12)-month period which begins on the first day of January and ends on the thirty-first day of December of each calendar year (or ends on the date of final dissolution for the year in which the Partnership is wound up or dissolved).

    "Frank" means Jonathan Frank.

    "General Partner" means WAI and any Person who becomes a General Partner as provided herein, in its capacity as a general partner of the Partnership. At any and all times where there is more than one General Partner, the term General Partner shall mean such General Partners.
    "Governmental Authority" means HUD, the Credit Agency or any other federal, state or local governmental authority having jurisdiction over the particular matter to which reference is being made.

    "Gross Asset Value" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

    (i) The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as determined by the contributing Partner and the Partnership;

    (ii) The Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross fair market values, as determined by the General Partner, as of the following times: (a) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis
Capital Contribution; (b) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership property as consideration for an interest in the Partnership; and (c) the liquidation of the Partnership within the meaning of Section
1.704-1(b)(2)(ii)(g) of the Allocation Regulations; provided, however, that the adjustments pursuant to clauses (a) and (b) above shall be made only if the General Partner reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

    (iii) The Gross Asset Value of any Partnership asset distributed to any Partner shall be the gross fair market value of such asset on the date of distribution; and

    (iv) The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section
743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Section
1.704-1(b)(2)(iv)(m) of the Allocation Regulations and Section 4.1 hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this clause (iv) to the extent that the General Partner determines that an adjustment pursuant to clause
(ii) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (iv).

    If the Gross Asset Value of an asset has been determined or adjusted pursuant to Section (i), (ii) or (iv) hereof, such Gross Asset Value shall thereafter be adjusted by the depreciation taken into account with respect to such asset for purposes of computing Profits or Losses.

    "Guarantors" means, joint and severally, Perlman and Frank, and each of their successors.

    "Guaranty" means the Guaranty, dated as of May 17, 1996, of the Guarantors of all of the obligations of the General Partner hereunder and of the Developer as set forth in the Development Agreement, as amended.

    "HAP Contract" means the Housing Assistance Payment Contract, dated August 10, 1994, by and between Ohio Investors and HUD, as amended.

    "Hazardous Material" has the collective meanings given to the terms "hazardous material", "hazardous substances" and "hazardous wastes" in the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Sec. 9601 et seq., as amended, and to the term "radioactive materials" in the context of the Atomic Energy Act, 28 U.S.C. Sec. 2344, and also includes any meanings given to such terms in any similar state or local statutes, ordinances, regulations or by-laws. The term Hazardous Material also includes oil and any other substance known to be hazardous.

    "HUD" means the United States Department of Housing and Urban
Development, and its successors.

    "Immediate Family" means with respect to any Person, such Person's spouse, parents, parents-in-law, descendants, nephews, nieces, brothers, sisters, brothers-in-law, sisters-in-law, children-in-law and grandchildren-in-law, and trusts created for the benefit of any of the foregoing.

    "Incentive Management Agreement" means the agreement pursuant to which the Supervisory Management Agent agrees to perform additional supervisory management services and is paid the Incentive Management Fee therefor.

    "Incentive Management Fee" means the fee paid to the Supervisory Management Agent pursuant to the Incentive Management Agreement.

    "Includable Items" shall have the meaning set forth in Section 6.11.

    "Initial Adjustment Date" shall have the meaning set forth in Section
5.1(e).

    "Initial 100% Occupancy Date" means the first date on which not less than 100% of the 93 apartment units in the Apartment Complex shall have been leased to, and not less than 93% of such apartments units shall be physically occupied by tenants on such date meeting the terms of the Minimum Set-Aside Test under executed leases at rentals meeting the requirements of the Rent Restriction Test.

    "Initial Operating Period" means the period commencing on the Completion Date and ending on the last day of the sixtieth (60th) month following such date.

    "Inspecting Consultant" means the consultant retained by any Lender (including, without limitation, the Construction Lender) to monitor the progress of the rehabilitation of the Apartment Complex and to certify as to the completion of such construction.

    "Installment" means an installment of the Investment Limited Partners' Capital Contribution paid or payable to the Partnership pursuant to
Section 5.1.

    "Interest" means the entire interest of a Partner in the Partnership at any particular time, including the right of such Partner to any and all benefits to which a Partner may be entitled hereunder and the obligation of such Partner to comply with the terms of this Agreement.

    "Invested Amount" means (i) as to the Investment Limited Partners, an amount equal to the Capital Contribution of the Investment Limited Partners, divided by 0.73 and (ii) as to any other Partner, an amount equal to its paid-in Capital Contribution.

    "Investment General Partners" means, as to BCCTCF, C&M Associates d/b/a Boston Capital Associates, a Massachusetts general partnership and Boston Capital Partners Corporation, a Massachusetts corporation,and as to BCTCF, Boston Capital Associates IV L.P., a Delaware limited partnership,and in any case, in each Entity's capacity as the general partners of an Investment Limited Partner, as is appropriate in each particular context, and any other Person who may become a successor or additional general partner of any Investment Limited Partner.

    "Investment Limited Partner" or "Investment Limited Partners" means BCCTCF and BCTCF and any Person or Persons who replace such Entity as Substituted Limited Partner, but shall not include any Additional Limited Partner.

    "Investment Partnership Agreement" means the Agreement of Limited Partnership of an Investment Limited Partner, as amended from time to time.

    "Lead Paint Procedures" means (i) "dust removal" to the extent and using the methods recommended in Section 4.1 of the Lead Paint Report,
(ii) obtaining a full risk assessment (the "Full Risk Assessment") of the Apartment Complex as recommended in Section 4 of the Lead Paint Report, and
(iii) performing abatement of hazards identified in the Full Risk Assessment. The cost of these Lead Paint Procedures shall be borne by the Partnership.

    "Lead Paint Report" means the Lead Hazard Screen Risk Assessment Report dated March 28, 1996, prepared by CT&E Environmental Services Inc. for Environmental Assessment Services regarding the Apartment Complex.

    "Lender" means any Person (other than the General Partner or its Affiliates) who makes a loan to the Partnership, whether or not such loan is secured by a Mortgage, or the successors and assigns of such Person in such capacity.

    "Limited Partners" means the Investment Limited Partners, the Special Limited Partner and any Additional Limited Partner.
    "Liquidating Event" shall have the meaning set forth in Section 2.4.

    "Managing General Partner" means any Person designated as such pursuant to the provisions of Section 6.4.

    "Management Agent" means Hendy Management Co., Inc., an Ohio corporation, in its capacity as the initial management and rental agent for the Apartment Complex, and any successor management and rental agent designated or appointed at any time.

    "Management Agreement" means the agreement between the Partnership and the Management Agent providing for the management of the Apartment Complex.

    "Management Fee" means the Management Fee to which reference is made in
Section 11.1.

    "Material Agreement" means any agreement to which the Partnership is a party or to which the Apartment Complex is subject, the termination of which would have a material adverse impact on the Apartment Complex or the business and operations of the Partnership.

    "Minimum Set-Aside Test" means the set aside test selected by the Partnership pursuant to Section 42(g) of the Code whereby at least 40% of the units in the Apartment Complex must be occupied by individuals with incomes equal to 60% or less of area median income, as adjusted for family size.

    "Mortgage" means any mortgage indebtedness of the Partnership evidenced by any Note and secured by any mortgage on the Apartment Complex from the Partnership to any Lender; and, where the context admits, the term "Mortgage" shall mean and include any of the mortgages securing said indebtedness and any other documents pertaining to said indebtedness which were required by the Lender as a condition to making such Mortgage Loan. In case any Mortgage is replaced by any subsequent mortgage or mortgages, such term shall refer to any such subsequent mortgage or mortgages. The term "mortgage" means any mortgage, mortgage deed, deed of trust, deed to secure debt or any similar security instrument, and "foreclose" and words of like import include the exercise of a power of sale under a mortgage or comparable remedies.

    "Mortgage Loan" means a loan to the Partnership made by any Lender and secured by a Mortgage.

    "Mortgage Loan Documents" means the Construction Loan Documents, the Permanent Loan Documents and/or the Dayton Loan Documents, as the context may require.

    "Nonrecourse Debt" or "Nonrecourse Liability" means any indebtedness for which none of the Partners has any Economic Risk of Loss other than through his or its interest in the Partnership Property securing such indebtedness, as defined in Section 1.752-1(a)(2) of the Allocation Regulations.
    "Nonrecourse Deductions" has the meaning set forth in Section 1.704-2(b)(1) of the Allocation Regulations.

    "Note" means and includes any Note from the Partnership to a Lender evidencing a Mortgage Loan, and shall also mean and include any Note supplemental to said original Note issued to a Lender or any Note issued to a Lender in substitution for any such original Note.

    "Ohio Investors" means Ohio Investors, an Ohio general partnership a/k/a Ohio Investment Company, an Ohio general partnership and their successors, as the context may require.

    "Operating Deficit" means, for any specified period of time, the amount by which the Cash Receipts of the Partnership are less than the amount necessary to pay all Cash Expenditures of the Partnership for the same corresponding period of time.

    "Operating Profits or Losses" means, with respect to any Fiscal Year, the Profits or Losses of the Partnership for such Fiscal Year other than Profits or Losses from a Capital Transaction.

    "Operating Reserve" shall have the meaning set forth in Section
6.5(e)(ii).

    "Original Agreement" has the meaning set forth in the Preliminary
Statement.

    "Original General Partners" has the meaning set forth in the Preliminary Statement.

    "Original Limited Partners" has the meaning set forth in the Preliminary Statement.

    "Partner" means any General Partner or Limited Partner.

    "Partner Nonrecourse Debt" has the meaning set forth in Section 1.704-2(b)(4) of the Allocation Regulations.

    "Partner Nonrecourse Debt Minimum Gain" has the meaning set forth in Sections 1.704-2(i)(2) and (3) of the Allocation Regulations.

    "Partner Nonrecourse Deductions" has the meaning set forth in Section 1.704-2(i)(1) of the Allocation Regulations.

    "Partnership" means the limited partnership continued pursuant to this Agreement.

    "Partnership Management Fee" shall have the meaning set forth in
Section 6.12(c).

    "Partnership Minimum Gain" has the meaning set forth in Section 1.704-2(d) of the Allocation Regulations.

    "Percentage Interests" means the interests of the Partners in Profits and Losses, tax-exempt income, non-deductible, non-capitalizable expenditures and Tax Credits, as set forth in Schedule A.

    "Perlman" means Gregory F. Perlman.

    "Permanent Lender" means SNB or any other Lender providing permanent financing for the Apartment Complex who has been approved by the Special Limited Partner and the General Partner, except as otherwise provided in
Section 3.2.

    "Permanent Loan" means any permanent loan to be provided by the Permanent Lender to the Partnership pursuant to the terms of the Permanent Loan Documents.

    "Permanent Loan Commitment Date" means February 12, 1996.

    "Permanent Loan Documents" means the Permanent Note, the Permanent Mortgage and all other documents executed and/or delivered in connection with the Permanent Loan.

    "Permanent Mortgage" means the Mortgage securing the Partnership's obligations under the Permanent Note.

    "Permanent Mortgage Commencement" means the payment and discharge of the Construction Loan and the execution and delivery of the Permanent Loan Documents.

    "Permanent Note" means the Promissory Note to be executed by the Partnership to evidence its obligations with respect to the Permanent Loan, which Note shall be secured by the Permanent Mortgage.

    "Person" means any individual or Entity.

    "Phase I Environmental Reports" means those certain environmental reports written and delivered by ERAtech Environmental, Inc. of Dayton, Ohio, dated May 26, 1994 and March 26, 1996, each with respect to the Apartment Complex.

    "Plans and Specifications" means the plans and specifications for the rehabilitation of the Apartment Complex, including, without limitation, specifications for materials, and all properly approved amendments and modifications thereof.

    "Prime Rate" means the rate of interest announced from time to time by the Wall Street Journal as its base rate.

    "Profits or Losses" shall have the meaning set forth in Section
10.4(b)(v).

    "Project Documents" means and includes the Mortgage Loan Documents, the Construction Contract, this Agreement, the Development Agreement, the Phase I Environmental Reports, the Extended Use Agreement, the Guaranty, the HAP Contract, the Purchase Agreement, the Management Agreement, the Incentive Management Agreement, all other instruments delivered to (or required by) any Lender and all other documents relating to the Apartment Complex and by which the Partnership is bound, as amended or supplemented from time to time.

    "Projected Credit" means $189,084 for 1996 and $206,273 per annum for each of the Fiscal Years 1997 through 2005 (inclusive), provided, however, that upon the occurrence of any of the events described in Section 5.1(e), the Projected Credit shall thereafter be the Revised Projected Credit.

    "Projected Rents" means the rents described in Exhibit B attached hereto and made a part hereof.

    "Purchase Agreement" means the Contract of Sale, dated
November 26, 1993, by and between HUD and Ohio Investors, including all exhibits and riders thereto, as amended.

    "Qualified Basis" has the meaning set forth in Section 42(c) of the Code.

    "Qualified Income Offset Item" means (1) an allocation of loss or deduction that, as of the end of each year, reasonably is expected to be made
(a) pursuant to Section 704(e)(2) of the Code to a donee of an interest in the Partnership, (b) pursuant to Section 706(d) of the Code as the result of a change in any Partner's Interest, or (c) pursuant to Treasury Regulation
Section 1.751-1(b)(2)(ii) as the result of a distribution by the Partnership of unrealized receivables or inventory items and (2) a distribution that, as of the end of such year, reasonably is expected to be made to a Partner to the extent it exceeds offsetting increases to such Partner's Capital Account which reasonably are expected to occur during or prior to the Partnership taxable year in which such distribution reasonably is expected to occur.

    "Reconstitution Period" shall have the meaning set forth in Section
7.2(b).

    "Reduction Amount" shall have the meaning set forth in Section 5.1(f).

    "Reduction Year" shall have the meaning set forth in Section 5.1(f).

    "Refinance Reserve" shall have the meaning set forth in Section 3.2(c).

    "Refinance Reserve Amount" means the difference between the principal amount of the First Refinance Loan and the BCP Refinance Amount.

    "Regulations" means the rules and regulations applicable to the Apartment Complex or the Partnership of the Credit Agency, HUD, the City of Dayton and any other Governmental Authority having jurisdiction over the Partnership and/or the Apartment Complex.

    "Related Person" means a Person related to a Partner within the meaning of Treasury Regulation Section 1.752-4(b).

    "Rent Restriction Test" means the test pursuant to Section 42 of the Code whereby the gross rent charged to tenants of the low-income units in the Apartment Complex may not exceed thirty percent (30%) of the qualifying income levels.

    "Rental Achievement" means the later of (i) first time following three
(3) consecutive full calendar months of operations (with each month considered individually) that the Apartment Complex generates a 1.15 to 1.00 Debt Service Coverage Ratio, which Debt Service Coverage Ratio is based on debt service for a Permanent Loan made pursuant to the terms set forth in Section 3.2(b), or
(ii) receipt and acceptance by the Partnership of a firm commitment for the First Refinancing Loan on terms at least as favorable as set forth in Section 3.2(b).

    "Replacement Reserve" shall have the meaning set forth in
Section 6.5(e).

    "Repurchase Amount" shall have the meaning set forth in Section 5.2(a).

    "Requisite Approvals" means any required approvals of each Lender and Agency to an action proposed to be taken by the Partnership.

    "Revised Projected Credit" has the meaning set forth in Section 5.1(e).

    "Sales Preparation Fee" means the fee payable to the General Partner for its services in connection with the sale of the Apartment Complex or a refinancing of the Permanent Loan, which fee is payable as set forth in
Section 10.2(b).

    "Schedule A" means Schedule A to this Agreement, as amended from time to time.

    "Service" means the Internal Revenue Service.

    "Share of Partner Nonrecourse Debt Minimum Gain" means, for each Partner an amount equal to his or its "share of partner nonrecourse debt minimum gain" as determined in accordance with Section 1.704-2(i)(5) of the Allocation Regulations.

    "Share of Partnership Minimum Gain" means for each Partner, an amount equal to his or its "share of partnership minimum gain" as determined in accordance with Section 1.704-2(g) of the Allocation Regulations.

    "Site" has the meaning given to it in the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Sec. 9601 et seq., as amended, and shall also include any meaning given to it in any similar state or local statutes, ordinances, regulations or by-laws.

    "SNB" means Society National Bank of Cleveland, Ohio, and its successors.
    "Special Limited Partner" means BCCC, and any Person who becomes a Special Limited Partner as provided herein, in its capacity as a special limited partner of the Partnership.

    "Specified Proceeds" means (i) the proceeds of all Mortgage Loans, (ii) the net rental income, if any, generated by the Apartment Complex prior to Permanent Mortgage Commencement which is permitted by the Lenders to be applied to the payment of Development Costs, (iii) the Capital Contributions of the Investment Limited Partners, (iv) the Capital Contributions of the General Partner in the amounts set forth in Schedule A as of the Admission Date and (v) any insurance proceeds arising out of casualties occurring prior to Permanent Mortgage Commencement.

    "State" means the State of Ohio.

    "State Designation" means the date on which the Partnership receives an allocation in proper form pursuant to Section 42 of the Code from the Credit Agency of 1994 Tax Credits, as evidenced by the execution by or on behalf of the Credit Agency of one or more Form(s) 8609. For the purposes of determining State Designation, each building in the Apartment Complex shall be treated as having received an allocation of Tax Credit in an amount equal to the lesser of (i) the amount of Tax Credit carryover allocation received from the Credit Agency as to such building or (ii) the amount of Tax Credits set forth on the Form 8609 as to such building.

    "Subordinated Loan" means any loan made by the General Partner to the Partnership pursuant to Section 6.5(e), Section 6.10, Section 6.12(b) or any other advance made by the General Partner which is characterized as a Subordinated Loan herein.

    "Subordinated Loan Period" shall have the meaning set forth in
Section 6.5(e).

    "Substituted Limited Partner" means any Person who is admitted to the Partnership as Limited Partner under Section 8.2 or acquires the Interest of a Limited Partner pursuant to Section 5.2.

    "Supervisory Management Agent" means WAI.

    "Syndication Expenses" means all expenditures classified as syndication expenses pursuant to Treasury Regulation Section 1.709-2(b). Syndication Expenses shall be taken into account under this Agreement at the time they would be taken into account under the Partnership's method of accounting if they were deductible expenses.

    "Tax Accountants" means Reznick, Fedder &  Silverman of Bethesda,
Maryland or such other firms of independent certified public accountants as may be engaged by the Special Limited Partner to review the Partnership income tax returns.

    "Tax Credit" means the low-income housing tax credit described in
Section 42 of the Code.
    "Tax Credit Set-Aside" means the date on which the Partnership received a carryover allocation of 1994 Tax Credits from the Credit Agency in an annual dollar amount of not less than $208,356.

    "Title Policy" means the owner's title insurance policy, or at the option of the Special Limited Partner an endorsement thereto, with an effective date on or after the Admission Date, in the amount of not less than $2,460,044 issued by First American Title Insurance Company to the Partnership, evidencing the Partnership's ownership of the Apartment Complex subject only to such exclusions, exceptions, conditions and stipulations as may be approved by the Special Limited Partner in its sole discretion and endorsed with a Fairway endorsement and a non-imputation endorsement.

    "Turner" means Ronald S. Turner.

    "Vessel" has the meaning given to it in the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Sec. 9601 et seq., as amended, and shall also include any meaning given to it in any similar state or local statutes, ordinances, regulations or by-laws.

    "Voluntary Loans" shall have the meaning set forth in Article IX.

    "WAI" means Washington Arms Investors, Ltd., an Ohio limited liability company, and its successors.

    "Withdrawal" (including the forms Withdraw, Withdrawing and Withdrawn) means, as to a General Partner, the occurrence of death, adjudication of insanity or incompetence, Event of Bankruptcy, dissolution, liquidation, or voluntary or involuntary withdrawal or retirement from the Partnership for any reason, including whenever a General Partner may no longer continue as a General Partner by law or pursuant to any terms of this Agreement. Withdrawal also shall mean the sale, assignment, transfer or encumbrance by a General Partner of its interest as a General Partner other than a pledge of assignment by a General Partner of its Interest required pursuant to the terms of the Construction Loan Documents and as approved in writing by the Special Limited Partner. A General Partner which is a corporation, limited liability company or partnership shall be deemed to have sold, assigned, transferred or encumbered its interest as a General Partner in the event (as a result of one or more transactions) of any sale, assignment or other transfer (but specifically excluding any transfer occurring pursuant to the laws of descent and distribution) or encumbrance of a controlling interest in a corporate or limited liability company General Partner or of a general partner interest in a General Partner which is a partnership to a Person who is not an Affiliate of the General Partner. For purposes of this definition of Withdrawal, the term "controlling interest" shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

ARTICLE II

Name and Business

    2.1  Name; Continuation

    The name of the Partnership is Ohio Investors Limited Partnership. The Partners agree to continue the Partnership which was formed pursuant to the provisions of the Act.

    2.2  Office and Resident Agent

    (a) The principal mailing address of the Partnership is c/o Century Castings, Inc., 27665 Fantastic Lane, Castaic, California 91384, Attn:
Gregory Perlman, at which office there shall be maintained those records required by the Act to be kept by the Partnership. The Partnership may have such other or additional offices as the General Partner shall deem desirable. The General Partner may at any time change the location of the principal office and shall give due notice thereof to the Limited Partners. The principal place of business of the Partnership in Ohio is 1006 South Euclid Avenue, Dayton, Ohio
45408.

    (b) The resident agent for the Partnership in the State for service of process is as follows:

         QI Services, Inc.
2100 PNC Center
201 East Fifth Street
Cincinnati, OH  45202

    2.3  Purpose

    The purpose of the Partnership is to acquire, hold, invest in, secure financing for, construct, rehabilitate, develop, improve, maintain, operate, lease and otherwise deal with the Apartment Complex. The Partnership shall operate the Apartment Complex in accordance with any applicable Regulations. The Partnership shall not engage in any other business or activity.

    2.4  Term and Dissolution

    (a) The Partnership shall continue in full force and effect until December 31, 2050, except that the Partnership shall be dissolved and its assets liquidated prior to such date upon the first to occur of the following events ("Liquidating Events"):

    (i)  The sale or other disposition of all or
substantially all of the assets of the Partnership;

    (ii) The Withdrawal of  a General Partner, unless the
Partnership is continued as provided in Section 7.2(a);
    (iii) The election to dissolve the Partnership made in writing by the General Partner with the Consent of the Investment Limited Partners and any Requisite Approvals;

    (iv) The entry of a final decree of dissolution of the Partnership by a court of competent jurisdiction; or

    (v) Any other event which causes the dissolution of the Partnership under the Act if the Partnership is not reconstituted pursuant to the provisions of Section 7.2 or
Section 7.3.

    (b)  Upon the dissolution of the Partnership, the General
Partner (or for purposes of this paragraph, its trustees, receivers or successors) shall cause the cancellation of the Certificate and shall liquidate the Partnership assets and apply and distribute the proceeds thereof in accordance with the provisions of Section 10.3, unless the Investment Limited Partners elect to reconstitute the Partnership and continue its business as provided in Section 7.2(b), in which case the Partnership assets shall be transferred to the new Partnership as provided in such Section. Notwithstanding the foregoing, if, during liquidation, the General Partner shall determine that an immediate sale of part or all of the Partnership's assets would be impermissible, impractical or cause undue loss to the Partners, the General Partner may defer liquidation of, and withhold from distribution for a reasonable time, any assets of the Partnership except those necessary to satisfy Partnership debts and obligations (other than Subordinated Loans).

ARTICLE III

        Mortgage, Refinancing and Disposition of Property

    3.1  Personal Liability

    The General Partner and its Affiliates, jointly and severally, are hereby authorized to incur personal liability for the repayment of funds advanced by the Construction Lender (and interest thereon) pursuant to the Construction Loan Documents. However, from and after the date of Permanent Mortgage Commencement, neither the General Partner nor any Related Person shall at any time bear, nor shall the General Partner permit any other Partner or any Related Person to bear, the Economic Risk of Loss for the payment of any portion of any Mortgage Loan unless, prior to the effectiveness of the transaction in which such Economic Risk of Loss is created or assumed, the General Partner shall have obtained, at the expense of the Partnership, an opinion from reputable tax counsel, in form and substance reasonably satisfactory to the Special Limited Partner, to the effect that such Economic Risk of Loss will not result in the reallocation of Tax Credits or Losses from the Investment Limited Partners and the Special Limited Partner to the General Partner. The General Partner shall cause the Partnership to elect promptly, to the extent permitted and in the manner prescribed by any Agency or Lender having jurisdiction, that all debt service payments made by the Partnership to the holder of the Permanent Mortgage shall be applied first to interest determined at the stated rate set forth in the Permanent Note, and then to principal due with respect to the Permanent Note.

    3.2  Refinancings

    (a) The Partnership may decrease, increase or refinance any Mortgage Loan and may make any required transfer or conveyance of Partnership assets for security or mortgage purposes, provided, however, any such decrease, increase or refinancing of any Mortgage (except for the discharge of the Construction Loan in accordance with the Construction Loan Documents, and the borrowing of the original principal amount of the Permanent Loan and as otherwise set forth in
Section 3.2(b)) may be made by the General Partner only with the Consent of the Special Limited Partner.

    (b) Subject to the provisions of Section 3.2(c), the General Partner is authorized at any time before the first anniversary of Permanent Mortgage Commencement to refinance the Permanent Loan by obtaining a Permanent Loan (the "First Refinancing Loan") either
(i) from a bank or other lending institution on the following terms and conditions: (1) the loan must be non-recourse, subject to normal and customary exclusions, (2) shall bear interest at a fixed rate with no accrual of interest, (3) have a term of not less than fifteen (15) years (unless the loan fully amortized over such shorter term), (4) require annual debt service payments which result in a Debt Service Coverage Ratio for each of the four (4) months prior to the funding of the loan of not less than 1.15, (5) have an amortization schedule of not more than eighteen (18) years nor less than fifteen (15) years (unless such shorter amortization period is equal to the term of the Loan), and (6) be in the principal amount of not more than $2,250,000, or (ii) utilizing taxable bond financing on the following terms:
(1) the loan must be non-recourse, subject to normal and customary exclusions, (2) shall bear interest at a fixed rate with no accrual of interest, (3) have a term which ends not later than the date on which the second stage units (as set forth in the HAP Contract) in the Apartment Complex are no longer eligible to receive rental assistance payments under the HAP Contract, (4) have an amortization schedule of the same length as the term of the loan, (5) be in a principal amount of not more than $2,250,000, (6) utilize bonds which are rated as at least investment grade by either Moody's or Standard & Poors' rating service, and (7) require annual debt service and all related payments under the bonds, which payments shall not increase in the aggregate during the term of the bond loan, and which result in a Debt Service Coverage Ratio for each of the four (4) months prior to the funding of such loan of not less than 1.15, provided, that, in computing such Debt Service Coverage Ratio, there shall be taken into account principal and interest payments, fully funded reserves as required by the bond loan documents, this Agreement and the Project Documents, all operating expenses on an accrual basis, and all guaranty and other fees in respect of the bonds. Notwithstanding the terms of this
Section 3.2(b), if the General Partner elects to utilize the terms and debt service payments of the Permanent Loan made by SNB in connection with the satisfaction of the Rental Achievement condition to the payment of the Fourth Installment of the Investment Limited Partners' Capital Contribution, then the General Partner shall not have the authority to refinance the Permanent Loan without the Consent of the Special Limited Partner.

    (c)  In the event that the Partnership borrows the First
Refinance Loan as provided in Section 3.2(b), prior to giving effect to the provisions of Clause First of Section 10.2(b) the net proceeds of such loan shall be used first to fund a segregated interest-bearing reserve account (the "Refinance Reserve") in an initial amount equal to the Refinance Reserve Amount. Funds from the Refinance Reserve shall be released and distributed as Capital Proceeds pursuant to
Section 10.2(b) as follows: (i) 50% of the Refinance Reserve Amount upon (1) receipt by the Partnership of audited Partnership financial statements for the year in which the First Refinance Loan was borrowed (or such subsequent year if applicable), (2) achievement of a Debt Service Coverage Ratio by the Partnership of not less than 1.15 for the year in which the First Refinance Loan was borrowed, provided, however, that such Debt-Service Coverage Ratio shall be calculated based upon the debt service on the First Refinance Loan and any other Mortgage Loans then outstanding and the Cash Expenditures as reported in the audited financial statements required by clause (1) above,
(3) absence of an Event of Default under this Agreement or an event which would require the repurchase of the Interest of the Investment Limited Partner under Section 5.2, and (4) certification that the covenants, representations and warranties set forth in Sections 6.5 and 6.6 remain true and correct, provided, however, that for the purposes of this Section 3.2(c)(i)(4) only, no default shall be deemed to exist under Section 6.5(i)(iii) if on or before December 31, 1996 the Partnership has completed the dust removal as set forth in Section
4.1 of the Lead Paint Report, has obtained the Full Risk Assessment and has completed any replacement of window sills and encapsulation of window and door frames and any other mouthable areas recommended by the Full Risk Assessment; (ii) the remainder of the Refinance Reserve Amount upon (1) the satisfaction of the conditions set forth in clause
(i) above for any applicable years subsequent to the year in which the initial release under clause (i) occurred, and (2) a site visit by the Special Limited Partner which reasonably confirms that the Apartment Complex is being operated in accordance with the standards and requirements set forth in Sections 6.5 and 6.6.

    All activity (except the pre-approved releases set forth above in this Section 3.2(c)) with respect to the Refinance Reserve shall require the signatures of the General Partner and the Special Limited Partner. Funds held in the Refinance Reserve may be invested in short-term investment grade securities or other investments as shall be approved by the General Partner and the Special Limited Partner. Interest accruing on the Refinance Reserve Amount shall remain in the Refinance Reserve and become a part of the Refinance Reserve Amount. Prior to the release of the Refinance Reserve Amount as set forth above and to the extent not funded from the Operating Reserve, such funds shall be released from the Refinance Reserve and applied to cover Operating Deficits, if any, provided, however, that notwithstanding anything to the contrary set forth herein, the application of such funds shall not constitute a Subordinated Loan. Further, except as otherwise provided herein, funds may be released from the Refinance Reserve upon the joint approval of the General Partner and the Special Limited Partner.

    3.3  Sale of Assets

    The Partnership may sell, lease, exchange or otherwise transfer or convey all or substantially all the assets of the Partnership only with the Consent of the Special Limited Partner, which consent shall not be unreasonably withheld in connection with a sale which occurs after the Compliance Period. Notwithstanding the foregoing and except as set forth in Section 6.2(a)(vi), no Consent of the Special Limited Partner shall be required for the execution and delivery of the Construction Loan Documents, the leasing of apartments to tenants in the normal course of operations or the leasing of all or substantially all the apartments to a public housing authority at rents satisfactory to any Agency or Lender as expressed in writing, provided (subject to the Rent Restriction Test) that such rents are not less than the Projected Rents.

    3.4  Real Estate Commissions

    The total compensation (excluding any Sales Preparation Fee) to all Persons for the sale of the Apartment Complex shall be limited to a Competitive Real Estate Commission, which in no event shall exceed five percent (5%) of the contract price for the sale of the Apartment Complex without the reasonable Consent of the Special Limited Partner.

ARTICLE IV

Partners; Capital

    4.1  Capital and Capital Accounts

    (a) The capital of the Partnership shall be the aggregate amount of the cash and the Gross Asset Value of property contributed by the General Partner and by the Limited Partners as set forth in Schedule A. No interest shall be paid by the Partnership on any Capital Contribution to the Partnership. Schedule A shall be amended from time to time to reflect the withdrawal or admission of Partners, any changes in the Partnership Interests held by a Partner arising from the transfer of an Interest to or by such Partner and any change in the amounts to be contributed or agreed to be contributed by any Partner. No Partner shall have the right to withdraw or receive a return of any of its Capital Contributions except as set forth in this Agreement.

    (b) An individual Capital Account shall be established and maintained for each Partner, including any additional or substituted Partner who shall hereafter receive an interest in the Partnership. The Capital Account of each Partner shall be maintained in accordance with the following provisions:

    (i) To each Partner's Capital Account there shall be credited such Partner's Capital Contributions, such Partner's distributive share of Profits, and any items in the nature of income or gain that are specially allocated pursuant to Section
10.4 hereof, and the amount of any Partnership liabilities that are assumed by such Partner or that are secured by any Partnership Property distributed to such Partner;

    (ii) To each Partner's Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Partnership Property distributed to such Partner pursuant to any provision of this Agreement, such Partner's distributive share of Losses, and any items in the nature of expenses or losses that are specially allocated pursuant to Section 10.4 hereof, and the amount of any liabilities of such Partner that are assumed by the Partnership or that are secured by any property contributed by such Partner to the Partnership.

         In the event that the Gross Asset Values of Partnership assets are adjusted pursuant to this Agreement, the Capital Accounts of all Partners shall be adjusted simultaneously to reflect the aggregate net adjustment as if the Partnership recognized gain or loss equal to the amount of such aggregate net adjustment.

    (c)  The original Capital Account established for any Assignee
(as hereinafter defined) shall be in the same amount as, and shall replace, the adjusted Capital Account of the Partner which such Assignee succeeds, and, for the purpose of the Agreement, such Assignee shall be deemed to have made the Capital Contribution, to the extent actually paid in, of the Partner which such Assignee succeeds. The term "Assignee," as used in this paragraph, shall mean a Person who shall become entitled to receive a share of the Profits, Losses, Tax Credits and distributions of the Partnership by reason of such Person succeeding to the Interest of a Partner by assignment of all or any part of an Interest. To the extent an Assignee receives less than 100% of the Interest of a Partner, such Assignee's Capital Account and Capital Contribution shall be in proportion to the Partnership Interest such Assignee receives, and the Capital Account and Capital Contribution of the Partner who retains a partial interest in the Partnership shall continue, and not be replaced, in proportion to the Partnership Interest such Partner retains.

    (d) The foregoing provisions and other provisions of this Agreement relating to the maintenance of the Capital Accounts are intended to comply with the Allocation Regulations, and shall be interpreted and applied in a manner consistent with such Allocation Regulations.

    4.2  General Partner

    (a) The Original General Partners hereby withdraw as general partners of the Partnership and acknowledge that they no longer have any Interest in, or rights or claims against the Partnership as Partners as of the Admission Date.

    (b) The General Partner is hereby admitted to the Partnership as a General Partner as of the Admission Date and agrees to be bound by the terms and provisions of the Project Documents and this Agreement. The name, address and Capital Contribution of the General Partner are as set forth on Schedule A.

    4.3  Investment Limited Partners, Special Limited Partner and
Original Limited Partners

    (a) Each of the Special Limited Partner and BCTCF is hereby admitted to the Partnership as a Limited Partner as of the Admission Date and agrees to be bound by the terms and provisions of the Project Documents and this Agreement. BCTCF was admitted as a Limited Partner on February 29, 1996 and hereby agrees to continue as an Investment Limited Partner and be bound by the terms and provisions of the Project Documents and this Agreement. The name and address of the Investment Limited Partners and the Special Limited Partner are as set forth on Schedule A.

    (b) Except as otherwise specifically set forth in Sections 4.5 or 7.4, the General Partner shall have no authority to admit additional Limited Partners without the Consent of the Investment
Limited Partners.


    (c)  Each of the Investment Limited Partners and the Special
Limited Partner represent and warrant that it is acquiring its Interest for its own account, for investment purposes and not with the intent to resell such Interest.

    4.4  Liability of the Limited Partners

    Neither the Investment Limited Partners, the Special Limited Partner nor any Person who becomes an Additional Limited Partner shall be liable for any debts, liabilities, contracts or obligations of the Partnership; such Persons shall be liable only to pay their respective Capital Contributions as and when the same are due hereunder and under the Act.

    4.5  Special Rights of the Special Limited Partner

    (a) Notwithstanding any other provisions herein (other than Section 13.8), to the extent the law of the State is not inconsistent, the Special Limited Partner shall have the right, subject to any Requisite Approvals, to:

    (i) amend this Agreement provided, however, that no such amendment affect the vested rights (including, without limitation, the right to vote hereunder, the right to receive any fees, allocable share of Cash Flow or other distributions, or Profits or Losses and Tax Credits hereunder) or alter any of the liabilities, obligations or rights of any General Partner without its prior written consent;

    (ii) dissolve the Partnership provided, however, that such dissolution shall not be caused by the Special Limited
Partner unless the General Partner has violated a material provision of any Project Document, which violation has a material adverse effect on the Partnership or any of its Partners and which violation has not been cured within any applicable cure period specified;

    (iii) remove any General Partner and elect a new General Partner (A) on the basis of the performance and discharge of such General Partner's obligations constituting fraud, bad faith, gross negligence, wilful misconduct or material breach of fiduciary duty, or (B) upon the occurrence of any of the following:

    (1) such General Partner shall have violated any material provisions of any Project Document or other document required in connection with any Mortgage which has resulted in notice of a default thereunder, or shall have violated any material provisions of any Regulations applicable to the Apartment Complex, in each case which results in any Adverse Consequences to the Partnership and has not been cured within any applicable cure period provided therein and further provided that, in the event of a dispute regarding the existence of such a violation or default, such dispute shall be resolved pursuant to the arbitration provisions set forth in Section 5.1(i);

              (2)  such General Partner shall have
violated any material provision of this Agreement, including, but not limited to, any obligation to fund any Partnership expenses under Section 6.10 and such default has a material adverse effect on the Partnership or any of its Partners and has not been cured within ten (10) days after receipt of written notice from the Special Limited
Partner to the General Partner, or such General Partner shall have violated any provisions of applicable law and further provided that, in the event of a dispute regarding the existence of such a violation or default, such dispute shall be resolved pursuant to the arbitration provisions set forth in Section 5.1(i);

              (3)  any Mortgage shall be in default
and such default shall not be cured within any applicable cure period set forth in the Mortgage Loan Documents and further provided that, in the event of a dispute regarding the existence of such a violation or default, such dispute shall be resolved pursuant to the arbitration provisions set forth in Section 5.1(i); or

              (4)  such General Partner shall have
conducted its own affairs or the affairs of the Partnership in such a manner as would (A) cause the termination of the Partnership for federal income tax purpose or (B) cause the Partnership to be treated for federal income tax purposes as an association taxable as a corporation;

    (iv) continue the business of the Partnership with a substitute General Partner, provided that the General Partner has been removed pursuant to Section 4.5(a)(iii) above; and

    (v) approve or disapprove the sale of all or substantially all of the assets of the Partnership.

    (b)  Upon the removal of a General Partner,

    (i) without any further action by any Partner, the Special Limited Partner or its designee shall automatically become a General Partner and acquire in consideration of a cash payment of $100 such portion of the Interest of the removed General Partner as counsel to the Investment Limited Partners shall determine is the minimum appropriate interest in order to assure the continued status of the Partnership as a partnership under the Code and under the Act,

    (ii) the remaining portion of the economic Interest of the removed General Partner shall automatically be converted to an equal economic Interest as an Additional Limited Partner, and

    (iii) the new General Partner shall automatically be irrevocably delegated all of the powers, duties and obligations of the General Partners pursuant to Section 6.13. The Special
Limited Partner or any successor General Partner proposed by the Special Limited Partner shall have the option, exercisable in its sole discretion, to acquire the Additional Limited Partner Interest, or any portion thereof, of any removed General Partner upon payment of the agreed or then present fair market value of such Interest or portion thereof. If such value is not agreed to, the fair market value of the Interest shall be as determined by a qualified, MAI-designated state-licensed real estate appraiser selected by the removed General Partner. If the Special Limited Partner does not accept such value, it may select a second similarly-qualified appraiser. If the values determined by both such appraisers differ by no more than 10%, then the purchase price shall be the arithmetic mean of the two.
If the values differ by more than 10%, then the two appraisers shall appoint a third similarly-qualified appraiser, who shall also determine a value. In such a case, the final purchase price shall be the arithmetic mean of the two values closest in absolute dollars. The method of payment to the removed General Partner shall be fair; and must protect the solvency and liquidity of the Partnership. The method of payment will be deemed presumptively fair where it provides for a promissory note bearing interest at the AFR payable out of the proceeds of a Capital Transaction as set forth in Section 10.2(b) hereof.
In addition, upon removal, the Partnership must promptly pay to the removed General Partner all amounts then accrued and owing to the removed General Partner; provided, however, that notwithstanding the language of Section 6.12, Article X,
Article XI and any other provision hereof, no removed General
Partner or any Affiliate thereof shall be entitled to receive any fee, compensation or other remuneration from the Partnership, other than any such fee, compensation or other remuneration (including, without limitation, the Development
Fee) which had already been earned in full prior to the date of such removal. The Partnership is not authorized to enter into any arrangement whereby any fee, compensation or other remuneration could be payable directly or indirectly to any General Partner or Affiliate thereof in a manner inconsistent with the immediately preceding sentence unless the prior written consent of the Special Limited Partner shall have been obtained to such particular arrangement. The Partnership may offset against any payments to a General Partner removed under this
Section 4.5 any monetary damages suffered by the Partnership as a consequential result of any breach of the obligations of such General Partner hereunder. A General Partner so removed will not be liable as a general partner for any obligations of the Partnership incurred after the effective date of its removal.
Each General Partner hereby grants to the Special Limited
Partner an irrevocable (to the extent permitted by applicable law) power of attorney coupled with an interest solely to execute and deliver any and all documents and instruments on behalf of such General Partner and the Partnership as the Special Limited Partner may deem to be necessary or appropriate in order to effect the provisions of this Section 4.5 and to enable the new General Partner to manage the business of the Partnership.
    (c) In order to implement the provisions of Section 4.5(a)(v), the General Partner is hereby required, within five (5) days after its receipt of any offer to purchase the Apartment Complex or all of the Interests in the Partnership, to send a copy of such offer (or a written description of any such oral offer) to each of the Limited Partners. In connection with any proposed sale of the Apartment Complex, the Special Limited Partner (or its designee) shall have the right to (i) receive and review copies of all documents relating to the proposed sale, (ii) participate in the negotiations of the terms and conditions of the proposed sale, (iii) meet with the proposed purchaser, and (iv) provide such other services in connection with the proposed sale as it deems to be appropriate.

    4.6  Meetings

    The General Partner or Limited Partners holding more than ten percent (10%) of the then outstanding Limited Partner Interests may call meetings of the Partnership for any matters for which the Limited Partners may vote as set forth in this Agreement. A list of the names and addresses of all Limited Partners shall be maintained as part of the books and records of the Partnership and shall be made available upon request to any Limited Partner or his representative at his cost. Upon receipt of a written request either in person or by certified mail stating the purpose(s) of the meeting, the General Partner shall provide all Limited Partners within ten (10) days after receipt of said request, written notice of a meeting and the purpose of such meeting to be held on a date not less than fifteen (15) nor more than sixty (60) days after receipt of said request, at a time convenient to the Limited Partners. All meetings shall be held at the principal office of the Partnership.

ARTICLE V

Capital Contributions of the Investment Limited Partners and the Special Limited Partner

    5.1  Payments

    (a) The Special Limited Partner's Capital Contribution of $10 shall be paid in full in cash on the Admission Date. The Investment Limited Partners' Capital Contribution (to be paid in accordance with their Percentage Interests) shall be paid in cash installments (the "Installments"), as follows:

    (i)  $665,300 (the "First Installment") on the latest of
(A) the Admission Date, (B) the Permanent Loan Commitment Date, or (C) Tax Credit Set-Aside;

    (ii) $120,175 (the "Second Installment"), on the latest of (A) the Completion Date, (B) Cost Certification, (C) receipt of an updated Title Policy in form and substance satisfactory to the Special Limited Partner, (D) issuance of Forms 8609 for each building in the Apartment Complex, (E) full compliance, as reasonably determined by the Special Limited Partner, with all due diligence recommendations made in writing by the Special Limited Partner to the General Partner in respect of the Apartment Complex, (F) receipt of written documentation in form and substance reasonably satisfactory to the Special Limited Partner that evidences the payment in full of all sums owed to the Contractor pursuant to the Construction Contract, or (G) receipt of estoppel letters in form and substance reasonably satisfactory to the Special Limited Partner from each Lender;

    (iii)     $120,175 (the "Third Installment") upon Final
Completion;

    (iv) $201,900 (the "Fourth Installment") on the latest to occur of (A) the Initial 100% Occupancy Date, (B) Permanent
Mortgage Commencement, or (C) Rental Achievement; and

    (v) $25,000 (the "Fifth Installment") upon receipt of a copy of the Partnership's properly filed federal tax return for the year in which Rental Achievement occurs;

provided, however, that (x) the General Partner shall give the Investment Limited Partners not less than twenty-one (21) days' written notice prior to the due date of each Installment subsequent to the First Installment, and (y) no Installment shall be due unless and until all conditions to the payment of all prior Installments have been satisfied.

    (b) The obligation of the Investment Limited Partners to pay each Installment is conditioned upon delivery by the General Partner to the Investment Limited Partners of a written certificate (the "Payment Certificate") stating that as of the date of such certificate
(i) all the conditions to the payment of such Installment have been satisfied and (ii) all representations and warranties of the General Partner contained in this Agreement are true and correct. Except as provided in the final sentence of this Section 5.1(b), acceptance by the Partnership of any Installment shall constitute a confirmation that, as of the date of payment, all such conditions are satisfied and all such representations and warranties are true and correct. The obligation of the Investment Limited Partners to pay the First Installment is also conditioned upon delivery by the General Partner to the Investment Limited Partners of (x) a legal opinion of independent counsel to the Partnership, the General Partner, the Developer and the Guarantors, which opinion(s) must be satisfactory to the Investment Limited Partners as to form, content and identity of counsel and (y) a photocopy of a binding commitment, in form and substance satisfactory to the Special Limited Partner, to issue the Title Policy and endorsements thereto in form and substance satisfactory to the Special Limited Partner, including a Fairway endorsement and a non-imputation endorsement. In no event shall any Installment become due until all of the conditions for all of the Installments listed prior to the Installment in question in
Section 5.1(a) shall have been satisfied and all of such prior Installments shall have become due. Notwithstanding the foregoing, however, if at any time prior to the date when an Installment becomes due and payable, the Partnership has an Operating Deficit which the General Partner would be required to fund pursuant to Section 6.10, then the Investment Limited Partners may, at their option, waive the requirement of the delivery of the Payment Certificate or any other condition with respect to part or all of such Installment and pay such part or all of such Installment, provided that the proceeds of the amount so paid are used by the Partnership to fully fund such Operating Deficit; provided, however, that if the proceeds of such amount so paid are designated in Section 6.12 to be used to pay fee(s), then such proceeds shall be utilized to pay such fee(s) and the recipient(s) thereof shall be required to, and hereby agree to, utilize the proceeds of such fee(s) to fund such Operating Deficit, in which case the Investment Limited Partners are hereby authorized to directly fund such Operating Deficit, with the funds so applied being deemed to have been paid as aforesaid.

    (c) The Payment Certificate for each Installment other than the First Installment shall be dated and delivered not less than ten
(10) nor more than thirty (30) days prior to the due date for such Installment.

    (d) If, as of the date when an Installment would otherwise be due, any statement required to be made in the Payment Certificate for such Installment cannot be truthfully made, the General Partner shall notify the Investment Limited Partners of the reason why such statement would be untrue if made, and the Investment Limited Partners shall not be required to pay such Installment; provided, however, that if (i) any such statement can subsequently be truthfully made and
(ii) the Investment Limited Partners shall not have irrevocably lost, in the good faith judgment of the Investment General Partners, any material tax or other benefits hereunder (other than tax benefits for which the Investment Limited Partners have been fully compensated pursuant to the provisions of paragraphs (e), (f) and (g) of this
Section 5.1), then the Investment Limited Partners shall pay such Installment to the Partnership thirty (30) days after delivery by the General Partner to the Investment Limited Partners of the Payment Certificate together with an explanation of the manner in which each such statement had become true.

    (e) In the event that on or at any time prior to the end of the first year of the Credit Period (the "Initial Adjustment Date"), the Investment Limited Partners shall receive a written certification of the Auditors indicating that the aggregate Actual Credit during the Credit Period will be less than the aggregate Projected Credit during the Credit Period, then (i) the next succeeding Installments of the Capital Contributions of the Investment Limited Partners shall be reduced by an amount equal to the product of (X) the difference between (1) the aggregate Projected Credit during the Credit Period and (2) the aggregate Actual Credit during the Credit Period and (Y) 0.746, and (ii) the Projected Credit for each Fiscal Year shall thereafter be redefined to mean the Actual Credit, as so determined (the "Revised Projected Credit"). Any such reduction pursuant to this
Section 5.1(e) shall be made first to the Installment, if any, next due to be paid by the Investment Limited Partners, and any balance of such amount payable by the General Partner in excess of the amount of such Installment shall be applied to succeeding Installments, if any, provided that if the amount of any such reductions exceeds the sum of the remaining Installments, if any, then an amount equal to the amount of such excess shall be paid by the General Partner to the Investment Limited Partners promptly after demand is made therefor, as a payment of liquidated damages for breach of warranty, regardless of the reason for the occurrence of such event (unless such reduction was caused by an act or omission of the Investment Limited Partners or their Affiliates or the Tax Accountants, in which event no such reduction or payment shall be required). No reduction of any Installment or any payment by the General Partner pursuant to this Section 5.1(e) shall be deemed to be a Capital Contribution by the General Partner to the Partnership, nor shall any such payment constitute a return of capital to the Investment Limited Partners.

    (f) If with respect to any Fiscal Year all or a portion of which occurs during the Initial Operating Period (except as already provided for in Section 5.1(e)), the Actual Credit is or was less than the Projected Credit (or the Revised Projected Credit, if applicable) for such Fiscal Year (a "Reduction Year"), then the Capital Contributions of the Investment Limited Partners shall be reduced or the General Partner shall pay to the Investment Limited Partners, as provided herein, the Reduction Amount. The Reduction Amount shall be equal to the sum of (A) the excess of the Projected Credit (or the Revised Projected Credit, if applicable) for such Fiscal Year over the Actual Credit for such Fiscal Year multiplied by 0.746 plus (B) the amount of any recapture, interest or penalty payable by the limited partners and/or holders of beneficial assignee certificates of the Investment Limited Partners as a result of such shortfall, assuming that each limited partner and/or holder of a beneficial assignee certificate in an Investment Limited Partner used all of the Tax Credits allocated to it in the Fiscal Year of allocation and that each such Person was subject to interest at the rate set forth in Section 6621(a)(2) of the Code and to the penalty for understatement of tax set forth in Section 6662(d) of the Code. The Auditors shall make their determination of the amount of the Actual Credit with respect to each Reduction Year within thirty (30) days following the end of such Fiscal Year. The Investment Limited Partners shall be eligible to be paid a Reduction Amount as hereinabove described with respect to each Reduction Year. Any Reduction Amount shall first be applied to the Installment next due to be paid by the Investment Limited Partners, with any portion of such Reduction Amount in excess of the amount of such Installment then being applied to succeeding Installments, provided that if no further Installments remain to be paid or if the Reduction Amount shall exceed the sum of the amounts of the remaining Installments, then the entire Reduction Amount or the balance of the Reduction Amount, as the case may be, shall be paid by the General Partner to the Investment Limited Partners promptly after demand is made therefor, as a payment of damages for breach of warranty, regardless of the reason for the occurrence of such event (unless such reduction was caused by an act or omission of the Investment Limited Partners or their Affiliates, in which event no Reduction Amount shall be payable). No payment by the General Partner pursuant to this
Section 5.1(f) shall be deemed to be a Capital Contribution to the Partnership nor shall any such payment constitute a return of capital to the Investment Limited Partners.

    (g) In the event that, for any reason, at any time after the end of the Initial Operating Period (except as already provided for in Section 5.1(e)), the amount of the Actual Credit shall be less than the Projected Credit (or the Revised Projected Credit, if applicable) with respect to any Fiscal Year of the Partnership (such difference being hereinafter referred to as a "Credit Shortfall"), the Investment Limited Partners shall be treated as having made a constructive advance to the Partnership (in accordance with their Percentage Interests) with respect to such Fiscal Year (a "Credit Recovery Loan"), which shall be deemed to have been made on January 1 of such Fiscal Year in an amount equal to the sum of (A) the Credit Shortfall for such Fiscal Year plus (B) the amount of any recapture, interest or penalty payable by the limited partners and/or the holders of beneficial assignee certificates of an Investment Limited Partner as a result of the Credit Shortfall for such Fiscal Year, assuming that each limited partner and/or holder of a beneficial assignee certificate in the Investment Limited Partner used all of the Tax Credits allocated to him in the Fiscal Year of allocation and that each such Person was subject to interest at the rate set forth in
Section 6621(a)(2) of the Code and to the penalty for understatement of tax set forth in Section 6662(d) of the Code. Credit Recovery Loans shall be deemed to bear simple (not compounded) interest from the respective dates on which such principal advances shall have been deemed to have been made under this Section 5.1(g) at a rate of nine percent (9%) per annum. Credit Recovery Loans shall be payable by the Partnership as provided in Section 10.2(b), Clause Third.

(h) (i) Each of the Investment Limited Partner hereby grants to the Partnership a security interest in such Investment Limited Partner's Interest as collateral security for the payment, when due in accordance with the terms of this Agreement, of the Capital Contributions of the Investment Limited Partners. Except as hereinafter provided in Section 5.1(i), upon any default by an Investment Limited Partner in the payment of its Capital
Contributions as and when they are due and payable (an
"Event of Default"), which Event of Default has not been cured within ten (10) business days following notice thereof by the Partnership to such Investment Limited
Partner, the Partnership or its assignee shall have all the rights and remedies, with respect to the security interest hereby granted by such Investment Limited
Partner, of a secured party under Article 9 of the Uniform
Commercial Code as in effect in the State, as well as those rights and remedies expressly set forth in Section
5.1(h)(ii). Upon request, such Investment Limited Partner will execute a UCC-1 financing statement evidencing the security interest granted hereby and will deliver such statement to the Partnership.

    (ii) If, after notice thereof from the General
Partner, such Investment Limited Partner fails to cure the Event of Default as set forth in Section 5.1(h)(i), such Event of Default shall be curable by payment of the Installment(s) due under this Agreement plus interest at the Prime Rate from the date such Installment(s) was due.
All rights and benefits of a defaulting Investment Limited
Partner attributable to such Partner's Interest in the Partnership shall be suspended during the period of default, which suspension shall commence on the date of the Event of Default and shall terminate on the date of the curing of such Event of Default, or upon the removal of the defaulting Investment Limited Partner pursuant to a foreclosure of the security interest granted by
Section 5.1(h)(i). If such suspension is in effect at the end of the Partnership's Fiscal Year, the profits and losses and tax credits attributable to the defaulting
Investment Limited Partner's Interest during the period of suspension, which have not been allocated to such defaulting Investment Limited Partner in a tax return filed by the Partnership, shall be allocated to the non-defaulting Partners, pro rata in accordance with their Interests.

    (i) Notwithstanding the provisions of Section 5.1(h) above, in the event of a dispute regarding the existence of an Event of Default, such dispute shall be resolved by binding arbitration and until the issuance of a final arbitration award confirming the existence of an Event of Default, the Partnership shall not be entitled to exercise any of its rights or remedies under Section 5.1(h) above. Such arbitration shall be conducted in accordance with the Rules of Commercial Arbitration of the American Arbitration Association by a single arbitrator appointed pursuant to those rules. The arbitration shall take place in the City of Dayton, Ohio. The scope of the arbitrator's award shall be solely limited to a determination of whether an Event of Default has occurred. If the arbitrator determines that an Event of Default has occurred, then if requested by the Investment Limited Partners within twenty (20) days following receipt of the award, the arbitrator shall provide the parties with a written explanation of the facts underlying the determination, which shall become part of the award. The prevailing party shall be awarded the costs of such arbitration, provided, however, that each party shall bear the costs of its own attorneys and witnesses.

    5.2  Return of Capital Contributions

    (a)  Failure to Achieve Development and/or Tax Credit
Benchmarks and Standards. If (i) all 93 apartment units in the Apartment Complex shall not have been placed in service by December 31, 1996 (for purposes of satisfying the requirements of Section 42(h)(1)(E)(i) of the Code with respect to the 1994 Tax Credit carryover allocation), or (ii) the Completion Date has not occurred prior to December 31, 1995, or (iii) Permanent Mortgage Commencement shall not have occurred prior to March 31, 1996 (or any later date fixed by the General Partner with the Consent of the Special Limited Partner), or (iv) the Partnership shall fail to meet the Minimum Set-Aside Test or the Rent Restriction Test by the close of the first year of the Credit Period and/or fails to continue to meet either of such tests at any time during the sixty (60)-month period commencing on such date, or (v) prior to Permanent Mortgage Commencement,
(A) foreclosure proceedings shall have commenced under any Mortgage and such proceedings shall not have been dismissed within thirty (30) days or (B) any of the commitments of a Lender to provide a Mortgage Loan and/or any subsidy financing shall be terminated or withdrawn and not reinstated or replaced within sixty (60) days with terms at least as favorable to the Partnership or terms for which the Consent of the Special Limited Partner and any Requisite Approvals shall have been obtained, or (vi) if at any time it shall be determined by the Service that a Carryover Certification could not be issued or was issued in error, or (vii) if by the date which is twelve (12) months following the Completion Date, Rental Achievement shall not have been achieved, or (viii) at any time the General Partner fails to make a Subordinated Loan and such failure continues for ten (10) days, then within five
(5) days of the occurrence thereof, the General Partner shall send to the Investment Limited Partners and the Special Limited Partner notice of such event and of the General Partner's obligation to repurchase the Interests of the Investment Limited Partners and the Special Limited Partner by paying to the Investment Limited Partners and the Special Limited Partner an amount (the "Repurchase Amount") equal to each such Partner's Invested Amount minus the amount of any Tax Credits allocable to such Partner's Interest pursuant to this Agreement which will not be recaptured as a result of the disposition of said Partner's Interest or otherwise and minus the portion, if any, of such Partner's Capital Contribution which shall not yet have been paid (or deemed to have been paid) to the Partnership plus the amount of any third-party costs, including, without limitation, attorney's fees incurred by or on behalf of such Partner in implementing this
Section 5.2(a) in the event the Investment Limited Partners and/or the Special Limited Partner require(s) such a repurchase. If either the Special Limited Partner or the Investment Limited Partners elects to require a repurchase of its Interest and the payment to it of an amount equal to its Repurchase Amount, it shall send notice thereof to the Partnership within thirty (30) days after the mailing date of the General Partner's notice, or at any time after the occurrence of any of the foregoing if the General Partner shall not have sent a notice thereof, and the General Partner shall within sixty (60) days after the Partnership receives any such notice from a Partner requesting the purchase of its Interest repurchase the Interest of such Partner by paying to such Partner an amount equal to its Repurchase Amount. If, following receipt of the General Partner's notice, either the Special Limited Partner or the Investment Limited Partners fails to send notice to the General Partner by the end of such thirty (30)-day period requesting the General Partner to purchase its Interest, the Special Limited Partner and/or the Investment Limited Partners, as the case may be, shall be deemed to have waived its right to cause the General Partner to purchase its Interest as a result of the event described in the General Partner's notice. No such waiver, however, shall affect the right of the Special Limited Partner and/or the Investment Limited Partners to cause the General Partner to purchase its Interest upon the occurrence of any other event described in this
Section 5.2(a), or upon any subsequent occurrence of the event described in the General Partner's notice.

    (b) Lender Disapproval. If any Agency or Lender shall disapprove, or fail to give any required approval of, the Investment Limited Partners and/or the Special Limited Partner as a Limited Partner hereunder within one hundred eighty (180) days of the Admission Date, then the Partner being disapproved or not approved shall, effective as of such time or such later time as may be elected by the Partner being disapproved or not approved as may be specified by such Agency or Lender in its disapproval, at the option of the Partner being disapproved or not approved (if not directed by such Agency or Lender to withdraw), cease to be a Limited Partner. The General Partner shall, within ten (10) days of the effective date of such cessation, pay to the Partner being disapproved or not approved an amount equal to its Capital Contributions paid in (and those deemed to have been paid) to the Partnership plus the amount of any third party costs, including, but not limited to attorney's fees, incurred by or on behalf of such Partner in implementing this Section 5.2(b).

    (c) Substitution and Indemnification. Upon the receipt by the Investment Limited Partners and/or the Special Limited Partner of the amount due to it pursuant to Section 5.2(a), the Interest of such Partner shall terminate, and the General Partner shall indemnify and hold harmless such Partner from and against any Adverse Consequences to which such Partner (as a result of its participation hereunder) may be subject, provided that such Adverse Consequences do not result from such Partner's acts or omissions.

    (d)  Waiver of Repurchase Right.  Each of the Investment
Limited Partners and the Special Limited Partner shall have the right to irrevocably waive its right to have its Interest repurchased pursuant to any clause or clauses of Section 5.2(a), or any portion thereof, at any time during which any of such rights shall be in effect. Such a waiver shall be exercised by delivery to the General Partner of a written notice stating that the rights being waived pursuant to any specified clause or clauses of Section 5.2(a), or any specified portion thereof, are thereby waived for a specified period of time.

    (e) Additional General Partner. If the General Partner shall fail to make on the due date therefor any payment required under
Section 5.2(a) or Section 5.2(b), time being of the essence, at any time thereafter the Special Limited Partner shall have the option, exercisable in its sole discretion, to cause itself or its designee to be admitted as an additional General Partner, receiving from the existing General Partner, in consideration of the payment of ten dollars ($10.00), a one per cent (1%) interest in the Profits, Losses, Tax Credits and distributions of the Partnership, with the Special Limited Partner retaining its status as such and its economic interest in the Partnership as the Special Limited Partner (or its designee as an additional General Partner). If the Special Limited Partner exercises the option described in this Section 5.2(e), each of the other General Partner hereby agrees that all of its rights and powers hereunder as a General Partner shall automatically be irrevocably delegated to the Special Limited Partner pursuant to Section 6.13 without the necessity of any further action by any Partner. Each Partner hereby grants to the Special Limited Partner an irrevocable (to the extent permitted by applicable law) power of attorney coupled with an interest to take any action and to execute, deliver and file or record any and all documents and instruments on behalf of such Partner and the Partnership as the Special Limited Partner may deem necessary or appropriate in order to effectuate the provisions of this
Section 5.2(e) and to allow the additional General Partner to manage the business of the Partnership. The admission of the Special Limited Partner or its designee as an additional General Partner shall not relieve any other General Partner of any of its economic obligations hereunder in existence at the time of such admission, and such additional General Partner shall fully indemnify and hold harmless each other General Partner from and against any and all Adverse Consequences sustained by any such other General Partner as a result of the actions of the additional General Partner (other than Adverse Consequences arising solely from the negligence or misconduct of such other General Partner).

ARTICLE VI

Rights, Powers and Duties of General Partner

    6.1  Authorized Acts

    Subject to the provisions of Section 6.2, Section 6.3,
Section 6.15 and all other provisions of this Agreement, the General Partner for, in the name and on behalf of the Partnership, is hereby authorized, in furtherance of the purposes of the Partnership:

    (i) to acquire by purchase, lease, exchange or otherwise any real or personal property;

    (ii) to construct, rehabilitate, operate, maintain, finance and improve, and to own, sell, convey, assign, mortgage or lease any real estate and any personal property;

    (iii) to borrow money and issue evidences of indebtedness and to secure the same by mortgage, pledge or other lien on the Apartment Complex or any other assets of the Partnership;

    (iv) to execute the Mortgage Loan Documents and the other Project Documents and all such other documents as the General Partner deems to be necessary or appropriate in connection with the acquisition, development, construction, rehabilitation and financing of the Apartment Complex;

    (v) to prepay in whole or in part, refinance or modify any Mortgage Loan or other financing affecting the Apartment
Complex;

    (vi) to employ the Management Agent (which may be an Affiliate of the General Partner) and, subject to the provisions of Article XI, to pay reasonable compensation for its services;

    (vii) to employ its Affiliates to perform services for, or sell goods to, the Partnership;

    (viii)    to execute contracts, including without
limitation the Purchase Agreement, with any Agency, the State or any subdivision or agency thereof or any other Governmental
Authority to make apartments or tenants in the Apartment Complex eligible for any public-subsidy program;

    (ix) to execute leases of some or all of the apartment units of the Apartment Complex to individuals and/or to a public housing authority and/or to a non-profit corporation, cooperative or other non-profit Entity;

    (x) to employ or engage such engineers, architects, technicians, accountants, attorneys and other Persons, as may be necessary, convenient or incidental to the accomplishment of the purposes of the Partnership; and

    (xi) to enter into any kind of activity and to perform and carry out contracts of any kind which may be lawfully carried on or performed by a partnership and to file all certificates and document which may be required under the laws of the State.

    6.2  Restrictions on Authority

    (a) Notwithstanding any other Section of this Agreement, the General Partner shall have no authority to perform any act in violation of any applicable law, Agency or other government regulations, the requirements of any Lender, or the Project Documents. In the event of any conflict between the terms of this Agreement and any applicable Regulations or requirements of any Lender, the terms of such Regulations or the requirements of such Lender, as the case may be, shall govern. Subject to the provisions of Section 6.2(b), the General Partner, acting in its capacity as General Partner, shall not have the authority, without the Consent of the Special Limited
Partner:

    (i) to have unsecured borrowings in excess of twenty thousand dollars ($20,000.00) in the aggregate at any one time outstanding, except borrowings constituting Subordinated Loans or Credit Recovery Loans;

    (ii) to borrow from the Partnership or commingle
Partnership funds with the funds of any other Person;

    (iii) following the Completion Date, to construct any new or replacement capital improvements on the Apartment Complex which substantially alter the character or use of the Apartment Complex or which cost in excess of twenty thousand dollars ($20,000.00) in a single Fiscal Year, except (x) replacements and remodeling in the ordinary course of business or under emergency conditions or (y) construction paid for from insurance proceeds;

    (iv) to acquire any real property in addition to the Apartment Complex;

    (v) following Permanent Mortgage Commencement, and except as otherwise specifically provided in Section 3.2, to increase, decrease or modify the terms of or refinance any Mortgage Loan;

    (vi) to rent apartments in the Apartment Complex such that the Apartment Complex would not meet the requirements of the Minimum Set-Aside Test or the Rent Restriction Test;

    (vii) to sell, exchange or otherwise convey or transfer the Apartment Complex or substantially all the assets of the Partnership;

    (viii)    to terminate any Material Agreement;

    (ix) to cause the Partnership to commence a proceeding seeking any decree, relief, order or appointment in respect to the Partnership under the federal bankruptcy laws, as now or hereafter constituted, or under any other federal or state bankruptcy, insolvency or similar law, or the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) for the Partnership or for any other substantial part of the Partnership's business or property, or to cause the Partnership to consent to any such decree, relief, order or appointment initiated by any Person other than the Partnership;

    (x) with the exception of the HAP Contract and the Dayton Loan Documents, to execute contracts with any Agency, the State or any subdivision or agency thereof or any other Governmental Authority to make apartments or tenants in the Apartment Complex eligible for any public-subsidy program;
    (xi) to amend any construction or rehabilitation contract if such amendment will result in an aggregate change in the contract price of more than $5,000;

    (xii) to pledge or assign any of the Capital Contributions of the Investment Limited Partners or the proceeds thereof
(except to the extent required by the terms of the Construction
Loan Documents and agreed to in writing by the Special Limited
Partner); or

    (xiii) to do any act required to be approved or ratified by all limited partners under the Act.

    (b) In the event that any General Partner violates any provision of Section 6.2(a) and such violation continues for ten (10) days after receipt of written notice from the Special Limited Partner by the General Partner, the Special Limited Partner in its sole discretion, may cause itself or its designee to be admitted as an additional General Partner without any further action by any other Partner. Upon any such admission of an additional General Partner, each existing General Partner shall be deemed to have assigned proportionally to the additional General Partner, automatically and without further action, such portion of its General Partnership Interest so that the additional General Partner shall receive a one percent (1%) interest in the Profits, Losses, Tax Credits and distributions of the Partnership in consideration of one dollar ($1.00) and any other consideration which may be agreed upon. An additional General Partner so admitted shall automatically become the Managing General Partner and shall be irrevocably delegated all of the power and authority of all of the General Partner pursuant to Section
6.13. Each Partner hereby grants to the Special Limited Partner a special power of attorney, irrevocable to the extent permitted by law and coupled with an interest, to amend this Agreement and to do anything else which, in view of the Special Limited Partner, may be necessary or appropriate to accomplish the purposes of this Section 6.2(b) or to enable any additional General Partner admitted pursuant to this Section 6.2(b) to manage the business of the Partnership. The admission of the Special Limited Partner as an additional General Partner shall not relieve any other General Partner of any of its economic obligations hereunder in existence at the time of such admission, and such additional General Partner shall fully indemnify and hold harmless each other General Partner from and against any and all Adverse Consequences sustained by any such other General Partner as a result of the action of the additional General Partner (other than Adverse Consequences arising solely from the negligence or misconduct of such other General Partner).

    (c) Neither the Investment General Partner nor any Affiliate thereof shall be given an exclusive right to sell, or exclusive employment to sell, the Apartment Complex.

    6.3  Personal Services; Other Business Ventures

    No General Partner or Affiliate thereof shall receive any salary or other direct or indirect compensation for any services or goods provided in connection with the Partnership or the Apartment Complex, except as may be specifically provided in Section 6.12, Section 6.15 and Article XI or as to which the reasonable Consent of the Special Limited Partner shall have been obtained to the precise terms thereof prior to the commencement of such services or the provision of such goods. Any Partner may engage independently or with others in other business ventures of every nature and description, including the ownership, operation, management, syndication and development of real estate; neither the Partnership nor any other Partner shall have any rights in and to such independent ventures or the income or profits derived therefrom.

    6.4  Business Management and Control

    (a) Subject to the provisions of this Agreement, the General Partner shall have the exclusive right to control the business of the Partnership. If at any time there is more than one General Partner, the powers and duties of the General Partners hereunder shall be exercised in the first instance by a Managing General Partner who, subject to the terms and provisions of this Agreement, shall manage the business and affairs of the Partnership. The Managing General Partner may bind the Partnership by executing and delivering, in the name and on behalf of the Partnership, any documents which this Agreement authorizes the General Partners to execute hereunder without the requirement that any other General Partner execute such documents. The initial Managing General Partner shall be WAI; if it is unwilling or unable to serve in such capacity or shall cease to be a General Partner, the remaining General Partners may from time to time designate a new Managing General Partner. If for any reason no designation is in effect, the powers of the Managing General Partner shall be exercised by a majority in interest of the General Partners. Any action required or permitted to be taken by a corporate General Partner hereunder may be taken by such of its proper officers or agents as it shall validly designate for such purpose.

    (b) The Managing General Partner shall have control over the business of the Partnership and shall have all rights, powers and authority conferred by law as necessary, advisable or consistent in connection therewith. Without limiting the generality of the foregoing, the Managing General Partner shall have the right, power and authority to execute any documents relating to the acquisition, financing, rehabilitation, operation and sale of all or any portion of the Apartment Complex with the prior approval of the other General Partners, if any. The Managing General Partner shall be responsible for administering any construction loan draw requests for the development of the Apartment Complex.

    (c) Neither the Investment Limited Partners nor the Special Limited Partner shall have any right to take part in the management or control of the business of the Partnership or to transact any business in the name of the partnership. No provision of this Agreement which makes the Consent of the Investment Limited Partners or the Consent of the Special Limited Partner a condition for the effectiveness of an action taken by the General Partner is intended, and no such provisions shall be construed, to give the Investment Limited Partners or the Special Limited Partner, as the case may be, any participation in the control of the Partnership business. Each of the Special Limited Partner and the Investment Limited Partners hereby consents to the exercise by the General Partner of the powers conferred on it by law and this Agreement, and the General Partner agrees to exercise control of the business of the Partnership only in accordance with the provisions of this Agreement. Notwithstanding the foregoing, in no event may the provisions of this Section 6.4 be invoked by any General Partner or by any other Person as a defense against or as an impediment to the ability of either the Investment Limited Partners or the Special Limited Partner to take any action hereunder.

    6.5  Duties and Obligations

    (a) The General Partner shall manage the affairs of the Partnership to the best of its ability, shall use its diligent and good faith efforts to carry out the purpose of the Partnership, and shall devote to the Partnership such time as may be necessary for the proper performance of its duties and the business of the Partnership. The General Partner shall promptly take all action which may be necessary or appropriate for the proper development, construction, maintenance and operation of the Apartment Complex in accordance with the provisions of this Agreement, the Project Documents and any applicable laws and Regulations, including the Act. The General Partner is responsible for the management and operation of the Partnership, including the oversight of the rent-up and operational stages of the Apartment Complex. At a minimum, the General Partner shall be responsible for and shall cause the Apartment Complex to be operated in accordance with the HAP Contract and the standards for HUD projects as set forth in 24 CFR, Part 290.10 and any rules and orders issued thereunder.

    (b) Subject to the provisions of Section 6.5(g), the General Partner shall use its diligent good faith efforts to cause the Partnership to generate Cash Flow for distribution to the Partners at the maximum realizable level in view of (i) any applicable Regulations, (ii) the Minimum Set-Aside Test, (iii) the Rent Restriction Test, (iv) the Projected Rents and (v) the Purchase Agreement and the HAP Contract, and, if necessary, the General Partner also shall use its diligent good faith efforts to obtain approvals and implementation of appropriate adjustments in the rental schedule of the Apartment Complex.

    (c) The General Partner shall cause the Partnership to obtain and keep in force, during the term of the Partnership, comprehensive casualty insurance, including, but not limited to, fire, earthquakes and other risks generally included under "extended coverage" policies, workers compensation and public liability insurance in favor of the Partnership (i) with such companies and in such amounts as shall be satisfactory to the Lenders, or, if the Lenders impose no specific requirements, as shall be customary for apartment complexes similar to the Apartment Complex, and (ii) in amounts which shall be (A) no less than those amounts which are customary in the area for apartment complexes such as the Apartment Complex, (B) no less than such amounts as may be reasonably requested by the Special Limited Partner from time to time, and (C) in any event, sufficient to prevent the Partnership from becoming a co-insurer under any such policies. No deductibles on such policies may exceed $2,500. The public liability insurance in favor of the Partnership shall be in an amount not less than $6,000,000 (of which up to $5,000,000 may be provided under an umbrella policy). Through the Completion Date, or such later date as may be required by any Agency or any Lender, the General Partner also shall cause the Partnership to obtain and keep in force a builder's risk policy in favor of the Partnership in an amount not less than the greater of (i) the full replacement value of the Apartment Complex (excluding the value of the underlying land, the site utilities and the foundations) or (ii) such other amount as shall be required by any Agency or Lender. Throughout the term of the Partnership, the General Partner shall provide copies of all such policies (or binders) to the Special Limited Partner promptly after their receipt thereof. The General Partner shall cause the applicable insurer to name each of the Investment Limited Partners and the Special Limited Partner as an "additional insured" on each Partnership insurance policy.

    (d) If at any time there is more than one General Partner, the obligations of the General Partners hereunder shall be the joint and several obligations of each General Partner. Except as otherwise provided in Sections 4.5(b) and 7.1, such obligations shall survive any Withdrawal of a General Partner from the Partnership.

    (e) (i) The General Partner shall establish and maintain reasonable reserves (the "Replacement Reserve") to provide for working capital needs, improvements, replacements and any other contingencies of the Partnership. At a minimum, on the Admission Date, the General Partner shall cause the Partnership to deposit $48,000 into the Replacement Reserve and further fund such Replacement Reserve with monthly deposits from Cash Flow in the amount of $1,937.50; provided that, to the extent that Cash Flow (as determined before deduction of such reserve deposit) for any Fiscal Year shall be insufficient to make such deposit in full, the General Partner shall fund such shortfall from its own funds as a Subordinated Loan; and

         (ii) In addition to the requirements of Section
6.5(e)(i), in order to fund Cash Expenditures of the Partnership which exceed Cash Receipts available for the payment thereof, on or prior to the Admission Date, the General Partner (or its designee), shall deposit $50,000 into a segregated reserve account (the "Operating Reserve") to secure the General Partner's obligation to fund operating
expenses until the fifth anniversary of Rental Achievement   (the
"Subordinated Loan Period"). Funds held in the Operating Reserve may be released to pay operating expenses with the reasonable approval of the Special Limited Partner, which approval shall be deemed to have been given if no objection is delivered by the Special Limited Partner within ten (10) days of the Special Limited Partner's receipt of a written request by the General Partner for such proposed release. Any funds utilized from the Operating Reserve to pay Partnership operating expenses shall constitute Subordinated Loans. Upon the fifth anniversary of Rental Achievement, any funds remaining in the Operating Reserve shall be released to the General Partner upon the achievement of Breakeven.

    (f) Each General Partner shall be bound by the provisions of the Project Documents, and no additional General Partner (including, without limitation, the Special Limited Partner if it becomes an additional General Partner) shall be admitted if he, she or it has not first agreed to be bound by this Agreement (and assume the obligations of a General Partner hereunder) and by the Project Documents to the same extent and under the same terms as each of the other General Partners.

    (g) The General Partner shall take all actions reasonably appropriate to ensure that the Investment Limited Partners receive the full amount of the Projected Credit, including, without limitation, the rental of apartments to appropriate tenants and the filing of annual certifications as may be required. In this regard, the General Partner shall, inter alia, cause (i) the Partnership to satisfy the Minimum Set-Aside Test, the Rent Restriction Test and all other requirements imposed from time to time under the Code with respect to rental levels and occupancy by qualified tenants by the close of the first year of the Credit Period and throughout the Compliance Period so as to permit the Partnership to be entitled to the maximum available Tax Credit (ii) the Partnership to comply with all State Tax Credit monitoring procedures, (iii) all dwelling units in the Apartment Complex to be leased for initial periods of not less than six months to individuals satisfying the Rent Restriction Test, (iv) the Partnership to make all appropriate Tax Credit elections in a timely fashion, and (v) all rental units in the Apartment Complex to be of equal quality with comparable amenities available to low-income tenants on a comparable basis without separate fees in accordance with
Section 42 of the Code.

    (h) On or before the Admission Date, the General Partner shall provide to the Special Limited Partner either (i) an appraisal of the Apartment Complex prepared by a competent independent appraiser or
(ii) completed FmHA Forms 1924-13 (estimate and certificate of actual cost) and 1930-7 (statement of budget, income and expense) or HUD project cost and budget analysis on Form 2264, or any successor FmHA or HUD form, any comparable form of a state or other Governmental Authority, including any applicable Credit Agency, setting forth estimates with respect to construction, rehabilitation and mortgage financing costs and initial rental income and operating expense figures for the Apartment Complex.

    (i) The General Partner shall (i) not store or dispose of (except in compliance with all laws, ordinances, and regulations pertaining thereto) any Hazardous Material at the Apartment Complex, or at or on any other Site or Vessel owned, occupied, or operated either by any General Partner, any Affiliate of a General Partner, or any Person for whose conduct any General Partner is or was responsible; (ii) neither directly nor indirectly transport or arrange for the transport of any Hazardous Material (except in compliance with all laws, ordinances, and regulations pertaining thereto);
(iii) complete the Lead Paint Procedures on or before December 31, 1996, and (iv) provide the Investment Limited Partners with written notice (x) upon any General Partner's obtaining knowledge of any potential or known release, or threat of release, of any Hazardous Material at or from the Apartment Complex or any other Site or Vessel owned, occupied, or operated by any General Partner, any Affiliate of a General Partner or any Person for whose conduct any General Partner is or was responsible or whose liability may result in a lien on the Apartment Complex; (y) upon any General Partner's receipt of any notice to such effect from any federal, state, or other Governmental Authority; and (z) upon any General Partner's obtaining knowledge of any incurrence of any expense or loss by any such government authority in connection with the assessment, containment, or removal of any Hazardous Material for which expense or loss any General Partner may be liable or for which expense or loss a lien may be imposed on the Apartment Complex.

    (j) The General Partner shall promptly request in writing of the Permanent Lender that the Permanent Lender cause the Special Limited Partner to be named as an "interested party" in the Permanent Mortgage Loan Documents, so that the Permanent Lender will notify the Special Limited Partner of any default under the Permanent Mortgage or the General Partner shall itself notify the Special Limited Partner of any such default.

    (k) The General Partner shall provide the Special Limited Partner with a true and accurate copy of each Construction Loan requisition and any supporting documents and information which has been submitted for approval by the Construction Lender (whether submitted before or after the Admission Date).

    (l) The General Partner shall have a fiduciary responsibility for the safekeeping and use of all funds and assets of the Partnership, whether or not in its immediate possession or control. The General Partner shall not employ, or permit another to employ, such funds or assets in any manner except for the exclusive benefit of the Partnership. No General Partner shall contract away the fiduciary duty owed at common law to the Limited Partners.

    (m) From and after the Admission Date, the General Partner shall cause the Partnership to hire and maintain such professional, trained security personnel as shall be necessary to reasonably ensure the security of the Apartment Complex and the safety of the tenants and staff thereof. The quality and level of such security personnel shall be equal to that which a reasonably prudent project owner would maintain. The cost of such security personnel shall be an operating expense and shall be provided for as a separate line item in the Partnership's annual operating budget, which line item shall be in an amount (as reasonably adjusted each year to account for cost increases) not less than as set forth in the Partnership's 1996 annual budget, a copy of which is attached hereto as Exhibit C.

    (n) The General Partner shall cause the Partnership to follow the recommendations as to asbestos-containing materials as set forth in Section 6.3 of the Phase I Environmental Report dated March 26, 1996. Further, the General Partner shall cause the Partnership to follow the recommendations as to Radon levels as set forth in Section
6.8 of the Phase I Environmental Report dated March 26, 1996. The cost of any of the procedures required by this subsection (n) shall be borne by the Partnership and such costs shall be specifically included in the General Partner's indemnity set forth in Section 6.9(c).

    6.6  Representations and Warranties

    The General Partner represents and warrants to the Investment
Limited Partners and the Special Limited Partner as follows:

    (a) The Partnership is a duly organized limited partnership validly existing and in good standing under the laws of the State and has complied with all filing requirements necessary for its existence and to preserve the limited liability of the Investment Limited Partners.

    (b) No event or proceeding has occurred or is pending or, is to the Best Knowledge of the General Partner, threatened which would
(i) materially adversely affect the Partnership or its properties, or
(ii) materially adversely affect the ability of the General Partner or any of its Affiliates to perform their respective obligations hereunder or under any other agreement with respect to the Apartment Complex, other than legal proceedings which have been bonded against without recourse to Partnership assets in such manner as to stay the effect of the proceedings or otherwise have been adequately provided for. This subparagraph shall be deemed to include, without limitation, the following: (x) legal actions or proceedings before any court, commission, administrative body or other Governmental Authority having jurisdiction over the zoning applicable to the Apartment Complex; (y) labor disputes; and (z) acts of any Governmental Authority.

    (c) No default (or event which, with the giving of notice or the passage of time or both, would constitute a default), except as disclosed in writing to the Special Limited Partner, has occurred and is continuing under this Agreement or under any material provision of the Project Documents, and the Project Documents are in full force and effect.

    (d) Except as specifically permitted under Section 3.1, no Partner or Related Person bears (or will bear) the Economic Risk of Loss with respect to the Permanent Mortgage Loan. No General Partner has, either on its own behalf or on behalf of the Partnership, incurred any financial obligation with respect to the Partnership prior to the Admission Date, other than as disclosed in writing to the Special Limited Partner prior to the Admission Date.

    (e) The Apartment Complex will be, is being or has been constructed in a timely manner in conformity with the Project Documents. There is no violation by the Partnership or the General Partner of any zoning, environmental or similar regulation applicable to the Apartment Complex which could have a material adverse effect thereon, and the Partnership has to the General Partner's Best Knowledge complied and will comply with all applicable municipal and other laws, ordinances and regulations relating to such construction and use of the Apartment Complex. All appropriate public utilities, including, but not limited to, water, electricity, gas (if called for in the Plans and Specifications), and sanitary and storm sewers, are or will be available and operating properly for each unit in the Apartment Complex at the time of the initial occupancy of such unit.

    (f) The Partnership owns good and marketable fee simple title to the Apartment Complex, subject to no material liens, charges or encumbrances other than those which (i) are both permitted by the Project Documents and are noted or excepted in the Title Policy, (ii) do not materially interfere with use of the Apartment Complex (or any part thereof) for its intended purpose or, other than the permitted Mortgages, have a material adverse effect on the value of the Apartment Complex, or (iii) have been bonded or insured against in such a manner as to preclude the holder of such lien or such surety or insurer from having any recourse to the Property or the Partnership for payment of any debt secured thereby, which bond(s) or insurance have been approved by the Lenders.

    (g) The execution and delivery of all instruments and the performance of all acts heretofore or hereafter made or taken pertaining to the Partnership or the Apartment Complex by each Affiliate of a General Partner which is a corporation or limited liability company have been or will be duly authorized by all necessary corporate or other actions, and the consummation of any such transactions with or on behalf of the Partnership will not constitute a breach or violation of, or a default under, the charter or by-laws of such Affiliate or any agreement by which such Affiliate or any of its properties is bound, nor constitute a violation of any law, administrative regulation or court decree.

    (h) Any General Partner (or partner or member of a General Partner) which is a corporation or limited liability company (a "Corporation/LLC") has been duly organized, is validly existing and in good standing under the laws of its state of organization and has all requisite corporate and other power to be a General Partner and to perform its duties and obligations as contemplated by this Agreement and the Project Documents. Neither the execution and delivery by any Corporation/LLC of this Agreement nor the performance of any of the actions of any Corporation/LLC contemplated hereby has constituted or will constitute a violation of (a) the articles of incorporation, operating agreement, by-laws and any other organizational documents of such Corporation/LLC, (b) any agreement by which such Corporation/LLC is bound or to which any of its property or assets is subject, or (c) any law, administrative regulation or court decree.

    (i) No Event of Bankruptcy has occurred with respect to any General Partner.

    (j) All accounts of the Partnership required to be maintained under the terms of the Project Documents, including, but not necessarily limited to, any account for replacement reserves, are currently funded to the levels required by any Agency or Lender.

    (k) The General Partner has and will continue to have a net worth of not less than $180,000, provided however, that for the purposes of computing such net worth under this subsection only, any amounts advanced to the General Partner under a demand promissory note from the Guarantors and subsequently expended by the General Partner to satisfy its obligations hereunder shall be deemed not to reduce the net worth of the General Partner.

    (l) All anticipated payments and expenses required to be made or incurred in order to complete the construction of the Apartment Complex in conformity with the Project Documents, to fund any reserves hereunder or under any other Project Document required to be funded at or prior to the later of the Admission Date or Permanent Mortgage Commencement, to satisfy all requirements under the Project Documents and to pay the Development Fee and all other fees, have been or will be paid or provided for utilizing only (i) the funds available from the Construction Loan, (ii) the Capital Contributions of the Investment Limited Partners, (iii) the Capital Contributions of the General Partner in the amounts set forth on Schedule A as of the Admission Date, (iv) the available net rental income, if any, earned by the Partnership prior to Permanent Mortgage Commencement (to the extent that it is permitted to be used for such purposes by any Agency or Lender), (v) any Cash Flow generated subsequent to Permanent Mortgage Commencement (to the extent provided in Section 10.2(a)),
(vi) any insurance proceeds and (vii) any funds furnished by the General Partner pursuant to Sections 6.5(e) and 6.11(a).

    (m) The aggregate amount of Tax Credit which is expected to be allocated by the Partnership to the Investment Limited Partners is $189,084 for 1996, $206,273 per annum for each of the years 1997 through 2005 (inclusive), provided, however, that the General Partner shall have no liability to the Investment Limited Partners or the Special Limited Partner for any breach of the representation contained in this paragraph (m) if (but only to the extent that) the adjuster provisions set forth in Sections 5.1(e), (f) and (g) have become operative and all required payments or adjustments have been made thereunder in accordance with the terms thereof.

    (n) The Apartment Complex will be, is being or has been constructed and operated in a manner which satisfies Section 42 of the Code and shall continue to satisfy all existing and anticipated restrictions applicable to projects generating Tax Credits.

    (o) To the Best Knowledge of the General Partner, no General Partner, Affiliate of a General Partner or Person for whose conduct any General Partner is or was responsible has ever: (i) owned, occupied, or operated a Site or Vessel on which any Hazardous Material was or is stored, transported, or disposed of, except if such storage, transport or disposition was and is at all times in compliance with all laws, ordinances, and regulations pertaining thereto; (ii) directly or indirectly transported, or arranged for transport, of any Hazardous Material (except if such transport was and is at all times in compliance with all laws, ordinances and regulations pertaining thereto); (iii) caused or was legally responsible for any release or threat of release of any Hazardous Material; (iv) received notification from any federal, state or other Governmental Authority of (x) any potential, known, or threat of release of any Hazardous Material from the Apartment Complex or any other Site or Vessel owned, occupied, or operated by any General Partner, by any Affiliate of a General Partner, or by any Person for whose conduct any General Partner is or was responsible or whose liability may result in a lien on the Apartment Complex; or (y) the incurrence of any expense or loss by any such Governmental Authority or by any other Person in connection with the assessment, containment, or removal of any release or threat of release of any Hazardous Material from the Apartment Complex or any such Site or Vessel.

    (p) To the Best Knowledge of the General Partner, no Hazardous Material was ever or is now stored on, transported, or disposed of on the land comprising the Apartment Complex, except to the extent any such storage, transport or disposition was at all times in compliance with all laws, ordinances, and regulations pertaining thereto.

    (q) The General Partner has fulfilled and will continue to fulfill all of its duties and obligations under Section 6.5.

    6.7  Liability on Mortgages

    Neither any General Partner nor any Related Person shall at any time bear the Economic Risk of Loss for the payment of any portion of any Mortgage Loan, and the General Partner shall not permit any other Partner or any Related Person to bear the Economic Risk of Loss for the payment of any portion of any Mortgage Loan, except as may be expressly permitted pursuant to the provisions of Article III with the Consent of the Special Limited Partner.

    6.8  Indemnification of the General Partner

    (a) No General Partner or any Affiliate thereof shall have liability to the Partnership or to any Limited Partner for any loss suffered by the Partnership which arises out of any action or inaction of any General Partner or Affiliate thereof if such General Partner or Affiliate thereof in good faith determined that such course of conduct was in the best interest of the Partnership and such course of conduct did not constitute gross negligence or willful misconduct of such General Partner or Affiliate thereof.

    (b) A General Partner or any Affiliate thereof shall be indemnified by the Partnership from and against any Adverse Consequences sustained in connection with the business and operations of the Partnership, provided that all of the following conditions are met: (i) such General Partner has determined, in good faith, that the course of conduct which caused the loss, judgment, liability, expense or amount paid in settlement was in the best interests of the Partnership; and (ii) such Adverse Consequences were not the result of gross negligence or willful misconduct on the part of such General Partner or Affiliate thereof; and (iii) such indemnification or agreement to hold harmless is recoverable only out of the assets of the Partnership and distributions thereof, and not from the Limited Partners.

    (c) Notwithstanding the above, no Partner or any Affiliate thereof performing services for the Partnership or any broker-dealer shall be indemnified for any Adverse Consequences arising from or out of an alleged violation of federal or state securities laws unless there has been a successful adjudication on the merits of each count involving securities laws violations as to the particular indemnitee and the court finds that indemnification of the settlement and related costs should be made. In any claim for indemnification for federal or state securities law violations, the party seeking indemnification shall, prior to seeking court approval for such indemnification, place before the court the positions of the Securities and Exchange Commission, the Massachusetts Securities Division and any other applicable state securities administrator with respect to the issue of indemnification for securities law violations.

    (d) The Partnership shall not incur the cost of the portion of any insurance, other than public liability insurance or course of construction insurance, which insures any party against any liability as to which such party is herein prohibited from being indemnified.

    (e)  The Partnership may indemnify Affiliates of a General
Partner under this Section 6.8 only if the loss involves an activity in which such Affiliates acted in the capacity of a General Partner.

    (f)  For purposes of this Section 6.8 only, the term
"Affiliate" shall mean any Person performing services on behalf of the Partnership who (i) directly or indirectly controls, is controlled by or is under common control with a General Partner; (ii) owns or controls ten percent (10%) or more of the outstanding voting securities of a General Partner; (iii) is an officer, director, partner or trustee of a General Partner; or (iv) if a General Partner is an officer, director, partner or trustee, in any company for which such General Partner acts in any such capacity. For purposes of this
Section 6.8 only, the term "controls" and any form of such term shall mean the power to direct the management and policies of a Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise.

    6.9  Indemnification of the Partnership and the Limited
Partners

    (a) The General Partner will indemnify and hold the Partnership and the Limited Partners harmless from and against any and all Adverse Consequences which the Partnership or any Limited Partner may incur by reason of (i) the past, present or future actions or omissions of the General Partner or any of its Affiliates constituting gross negligence or willful misconduct, or (ii) any liabilities to which either the Partnership or the Apartment Complex is subject other than (x) any Mortgage Loan Document or (y) any payables or necessary contractual obligations incurred pursuant to the requirements of any Agency or Lender in connection with the operation of the Apartment Complex in the ordinary course of business.

    (b) Notwithstanding the foregoing, no General Partner shall be liable to a Limited Partner or the Partnership for any act or omission for which the Partnership is required to indemnify such General
Partner under Section 6.8.

    (c) The General Partner shall indemnify, defend, and hold the Limited Partners harmless from and against any Adverse Consequences related to or arising out of the presence of any Hazardous Material at the Apartment Complex (other than any Adverse Consequences resulting from the acts or omissions of the Limited Partners or those arising out of items expressly disclosed in the Phase I Environmental Reports and not otherwise expressly required by this Agreement to be abated or remediated). Any claim or loss described in the immediately preceding sentence may be defended, compromised, settled, or pursued by the Limited Partners with counsel of the Limited Partners' selection, but at the expense of General Partner. Notwithstanding anything else set forth herein, this indemnification shall survive the withdrawal of any General Partner and/or the termination of this Agreement.

    6.10 Operating Deficits

    Subject to any Requisite Approvals, the General Partner shall be obligated during the Subordinated Loan Period, to promptly advance funds to eliminate any Operating Deficit, provided however, that the balance of such Subordinated Loans shall not be required to exceed $300,000 at any time prior to the first anniversary of Rental Achievement, $240,000 at any time between the first and second anniversaries of Rental Achievement, $180,000 at any time between the second and third anniversaries of Rental Achievement, $120,000 at any time between the third and fourth anniversaries of Rental Achievement, and $60,000 at any time between the fourth and fifth anniversaries of Rental Achievement. In any case in which the General Partner otherwise would be required to advance funds under this Section 6.10, any amounts then held in the Operating Reserve may be released and disbursed for the purpose of eliminating the Operating Deficit before the General Partner shall be required to advance their own funds. In the event that the General Partner shall fail to make any such advance as aforesaid, (a) the Partnership shall utilize amounts (the "Applied Amounts") otherwise payable to the General Partner or its Affiliates under Section 6.12 and/or Article X to meet the obligations of the General Partner pursuant to this Section 6.10, with such utilization of Applied Amounts constituting payment and satisfaction of the corresponding amounts payable to the General Partner or its Affiliates under Section 6.12 and/or Article X, with the proceeds thereof being applied to such obligations, and with the obligation of the Partnership to make such payments to the General Partner or its Affiliates pursuant to Section 6.12 and/or Article X being deemed to have been satisfied to the extent thereof and (b) the Special Limited Partner shall have the option, exercisable in its sole discretion, to cause it or one or more of its designees to be admitted to the Partnership as additional General Partner(s). An additional General Partner so admitted shall automatically, without the need for any further action by any Partner, become the Managing General Partner and shall be delegated all of the powers and authority of all of the General Partners pursuant to Section 6.13, and each Partner hereby grants to any such additional General Partner a power of attorney, coupled with an interest and irrevocable to the extent permitted by law, to execute and deliver any and all instruments and documents which it believes to be necessary or appropriate in order to accomplish the purposes of this Section 6.10 and to manage the business of the Partnership. The admission of an additional General Partner shall not relieve any other General Partner of any of its economic obligations hereunder, and each other General Partner shall indemnify and hold harmless the additional General Partner from and against any and all Adverse Consequences sustained after such additional General Partner's admission to the Partnership in connection with the additional General Partner's status as a General Partner (other than Adverse Consequences arising solely out of the negligence or misconduct of such additional General Partner). For the purpose of this Section 6.10, all expenses shall be paid on a sixty
(60)-day current basis. Moreover, the General Partner may in its sole discretion at any time advance funds to the Partnership to pay operating expenses and/or debt service of the Partnership in order to facilitate the Partnership's compliance with the Rent Restriction Test. All advances pursuant to Section 6.5(e) and this Section 6.10 (including any Applied Amounts), except advances from the Operating Reserve, shall constitute non-interest-bearing Subordinated Loans. Subordinated Loans shall be repaid in accordance with the provisions of Article X. The form and provisions of all Subordinated Loans shall conform to any applicable Regulations.

    6.11 Obligation to Complete the Construction of the Apartment
Complex

    (a) The Developer, in its capacity as the Developer and not as a General Partner, shall be obligated to complete the construction of the Apartment Complex and achieve Permanent Mortgage Commencement in the manner set forth in this Agreement and the Development Agreement.

    (b) The completion of the Apartment Complex shall be secured by the Guaranty.

    6.12 Certain Payments to the General Partner and Others

    (a) As reimbursement for certain advances and as compensation for the Developer's services in connection with the development and rehabilitation of the Apartment Complex, the Partnership shall pay to the Developer a development fee (the "Development Fee") in the amount and at the times set forth in the Development Agreement. If the Development Fee has not been fully paid by the tenth anniversary of the Completion Date, the General Partner shall make a Capital Contribution to the Partnership in an amount sufficient to enable the Partnership to pay any unpaid portion of the Development Fee.

    (b) The Partnership shall pay to the Special Limited Partner or an Affiliate thereof a fee (the "Asset Management Fee") commencing in 1996 for its services in connection with the Partnership's accounting matters relating to the Investment Limited Partners and assisting with the preparation of tax returns and the reports required by Section 12.7 in the annual amount of $10,000. The Asset Management Fee shall be payable from Cash Flow in the manner and priority set forth in Section 10.2(a); provided however, that if in any Fiscal Year, Cash Flow is insufficient to pay the full amount of the Asset Management Fee, the General Partner shall advance the amount of such deficiency to the Partnership as a Subordinated Loan.

    (c) In consideration of the services of the General Partner in managing the day-to-day business and affairs of the Partnership, the Partnership shall pay to the General Partner an annual fee (the "Partnership Management Fee") commencing in 1996 in the amount of $20,000. The Partnership Management Fee shall be payable from Cash Flow in the manner and priority set forth in Section 10.2(a); provided, however, that if in any Fiscal Year Cash Flow is insufficient to pay the full amount of the Partnership Management Fee, the unpaid portion shall accrue and be payable out of available Cash Flow in succeeding Fiscal Years.

    6.13 Delegation of General Partner Authority

    (a) If there shall be more than one General Partner serving hereunder, each General Partner may from time to time, by an instrument in writing, delegate all or any of his powers or duties hereunder to another General Partner or General Partners.

    (b) Each contract, deed, mortgage, lease and other instrument executed by any General Partner shall be conclusive evidence in favor of every Person relying thereon or claiming thereunder that at the time of the delivery thereof (i) the Partnership was in existence,
(ii) this Agreement had not been amended in any manner so as to restrict the delegation of authority among General Partners (except as shown in certificates or other instruments duly filed in the Filing Office) and (iii) the execution and delivery of such instrument was duly authorized by the General Partners. Any Person may always rely on a certificate addressed to him and signed by any General Partner hereunder:

    (1)  as to who are the General Partners or Limited
Partners hereunder;

    (2) as to the existence or nonexistence of any fact which constitutes a condition precedent to acts by the General
Partners or in any other manner germane to the affairs of the Partnership;

    (3) as to who is authorized to execute and deliver any instrument or document of the Partnership;

    (4) as to the authenticity of any copy of this Agreement and any amendments thereto; or

    (5) as to any act or failure to act by the Partnership or as to any other matter whatsoever involving the Partnership or any Partner.

    6.14 Assignment to Partnership

    The Developer and the General Partner hereby transfer and assign to the Partnership all of their right, title and interest in and to the Apartment Complex and in and to all of the Project Documents, including, but not limited to, the following: (i) all contracts with architects, supervising architects, engineers and contractors with respect to the development of the Apartment Complex; (ii) all plans, specifications and working drawings heretofore prepared or obtained in connection with the Apartment Complex; (iii) all governmental commitments and approvals obtained, and applications therefore, including, but not limited to those relating to planning, zoning, building permits and Tax Credits; (iv) any and all commitments with respect to any Mortgage(s); and (v) any and all contracts or rights with respect to any agreements with any Agency or Lender.

    6.15 Contracts with Affiliates

    (a) The General Partner or any Affiliate thereof may act as Management Agent upon the terms and conditions set forth in Article XI.

    (b) The General Partner or any Affiliates thereof shall have the right to contract or otherwise deal with the Partnership for the sale of goods or services to the Partnership in addition to those set forth herein, if (i) compensation paid or promised for such goods or services is reasonable (i.e., at fair market value) and is paid only for goods or services actually furnished to the Partnership, (ii) the goods or services to be furnished shall be reasonable for and necessary to the Partnership, (iii) the fees, terms and conditions of such transaction are at least as favorable to the Partnership as would be obtainable in an arm's-length transaction, and (iv) no agent, attorney, accountant or other independent consultant or contractor who also is employed on a full-time basis by the General Partner or any Affiliate shall be compensated by the Partnership for his services. Any contract (except the Management Agreement) covering such transactions shall be in writing and shall be terminable without penalty on sixty (60) days written notice. Any payment made to the General Partner or any Affiliate for such goods or services shall be fully disclosed to all Limited Partners in the reports required under
Article XII. Neither the General Partner nor any Affiliate shall, by the making of lump-sum payments to any other Person for disbursement by such other Person, circumvent the provisions of this Section 6.15(b).

    6.16 Tax Matters Partner

    (a) The General Partner hereby is designated as Tax Matters Partner of the Partnership, and shall engage in such undertakings as are required of the Tax Matters Partner of the Partnership as provided in treasury regulations pursuant to Section 6231 of the Code. Each Partner, by the execution of this Agreement, consents to such designation of the Tax Matters Partner and agrees to execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to evidence such consent.

    (b) The Tax Matters Partner hereby is authorized, but not required:

    (i) to enter into any settlement agreement with the Service with respect to any tax audit or judicial review, in which agreement the Tax Matters Partner may expressly state that such agreement shall bind the other Partners, except that such settlement agreement shall not bind any Partner who (within the time prescribed pursuant to the Code and treasury regulations thereunder) files a statement with the Service providing that the Tax Matters Partner shall not have the authority to enter into a settlement agreement on the behalf of such Partner;

    (ii) in the event that a notice of final administrative adjustment at the Partnership level of any item required to be taken into account by a Partner for tax purposes (a "Final Adjustment") is mailed to the Tax Matters Partner, to seek judicial review of such Final Adjustment, including the filing of a petition for readjustment with the Tax Court, the District Court of the United States for the district in which the Partnership's principal place of business is located, or the United States Claims Court;

    (iii)     to intervene in any action brought by any other
Partner for judicial review of a Final Adjustment;

    (iv) to file a request for an administrative adjustment with the Service at any time and, if any part of such request is not allowed by the Service, to file an appropriate pleading (petition or complaint) for judicial review with respect to such request;

    (v) to enter into an agreement with the Service to extend the period for assessing any tax which is attributable to any item required to be taken into account by a Partner for tax purposes, or an item effected by such item; and

    (vi) to take any other action on behalf of the Partners or the Partnership in connection with any administrative or judicial tax proceeding to the extent permitted by applicable law or Regulations.

    (c)  The Partnership shall indemnify and reimburse the Tax
Matters Partner for all expenses, including legal and accounting fees, claims, liabilities, losses and damages incurred in connection with any administrative or judicial proceeding with respect to the tax liability of the Partners. The payment of all such expenses shall be made before any distributions are made from Cash Flow or any discretionary reserves are set aside by the General Partner. The General Partner shall have the obligation to provide Partnership funds for such purpose, but only to the extent of available Partnership resources. The taking of any action and the incurring of any expense by the Tax Matters Partner in connection with any such proceeding, except to the extent required by law, is a matter in the sole discretion of the Tax Matters Partner and the provisions on limitations of liability of the General Partner and indemnification set forth in Section 6.8 of this Agreement shall be fully applicable to the Tax Matters Partner in its capacity as such.

ARTICLE VII

Withdrawal of a General Partner; New General Partners

    7.1  Voluntary Withdrawal

    (a) Except as set forth in Section 7.1(b) below, no General Partner shall have the right to Withdraw voluntarily from the Partnership or to sell, assign or encumber its Interest without the Consent of the Investment Limited Partners and each of the other General Partners (if any) and, if required, any Requisite Approvals.

    (b)  Notwithstanding the foregoing:

    (i) A General Partner may at any time propose to the Investment Limited Partners a Person to serve as such General Partner's successor or if at such time there be more than one General Partner, to serve as a successor to one or more of the General Partners desiring to withdraw. If the Investment Limited Partners have consented thereto or if, pursuant to
Section 7.5, such a consent is not required, and any Requisite Approvals are obtained to such withdrawal and the admission of such successor, all Partners hereby agree, subject to the provisions of Section 7.5, that this Agreement and the Certificate shall be appropriately amended to effect such withdrawal and admission.

    (ii) If the Special Limited Partner or its designee becomes a General Partner pursuant to the provisions of Section
4.5(b), Section 5.2(e), Section 6.2(b) or Section 6.10, it shall not require the consent of any other General Partner (except
WAI, which consent shall not be unreasonably withheld) to transfer all or any portion of its Interest as a General
Partner, other than as may be required under the Act.

    (iii) The General Partner may pledge or assign its Interest to the Construction Lender as security for the Partnership's obligations under the Construction Loan Documents, provided that the form and substance of such pledge or assignment has been approved by the Special Limited Partner.

    7.2  Reconstitution

    (a) In the event of the Withdrawal of a General Partner, the Partnership shall not be dissolved or required to be wound up if (i) at the time of such Withdrawal there is at least one remaining General Partner and that General Partner carries on the business of the Partnership (any such remaining General Partner being hereby authorized to carry on the business of the Partnership), or (ii) within ninety (90) days after such Withdrawal all remaining Partners agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of such Withdrawal, of one or more additional General Partners.

    (b) If it is determined, by a court of competent jurisdiction, that the Partnership has dissolved prior to the occurrence of a Liquidating Event, or if upon the Withdrawal of a General Partner, the Partners fail to appoint a substitute General Partner effective as of such event and to agree to continue the business of the Partnership as provided in this Section 7.2, then within an additional ninety (90) days after such determination or the last day of such ninety (90) day period, as the case may be (the "Reconstitution Period"), the Investment Limited Partners may elect to reconstitute the Partnership and continue its business on the same terms and conditions set forth in this Agreement by forming a new limited partnership on terms identical to those set forth in this Agreement and having as a General Partner a Person designated by the Investment Limited Partners. Upon any such election by the Investment Limited Partners, all Partners shall be bound thereby and shall be deemed to have consented thereto. Unless such an election is made within the Reconstitution Period, the Partnership shall wind up its affairs in accordance with the provisions of Section 10.3 hereof. If such an election is made within the Reconstitution Period, then:

    (i) The reconstituted limited partnership shall continue until the occurrence of a Liquidating Event as provided in Section 2.4;

    (ii) If the successor General Partner is not a former General Partner, then the provisions of Section
7.4(d) shall apply; and

    (iii) All necessary steps shall be taken to cancel this Agreement and the Certificate and to enter into a new partnership agreement and certificate of limited partnership, and the successor General Partner shall be obligated to take such steps.

    7.3  Successor General Partner

    (a)  Upon the occurrence of any Withdrawal, the remaining
General Partners may designate a Person to become a successor General Partner to the Withdrawing General Partner. Except as provided in
Section 7.5 and subject to the provisions of Section 7.5, any Person so designated, subject to any Requisite Approvals, the Consent of the Investment Limited Partners and, if required by the Act or any other applicable law, the consent of any other Partner so required, shall become a successor General Partner upon his written agreement to be bound by the Project Documents and by the provisions of this Agreement.
    (b) If any Withdrawal shall occur at a time when there is no remaining General Partner and the Partners do not unanimously elect to continue the business of the Partnership in accordance with the provisions of clause (ii) of Section 7.2(a) above, then the Investment Limited Partners shall have the right, subject to any Requisite Approvals and the provisions of Section 7.5, to designate a Person to become a successor General Partner upon his written agreement to be bound by the Project Documents and by the provisions of this Agreement.

    (c) If the Investment Limited Partners elect to reconstitute the Partnership and admit a successor General Partner pursuant to this
Section 7.3, the relationship of the Partners in the reconstituted Partnership shall be governed by this Agreement.

    7.4  Interest of Predecessor General Partner

    (a) Except as provided in Section 7.3(a), no assignee or transferee of all or any part of the Interest as a General Partner of a General Partner shall have any automatic right to become a General Partner. Until the acquisition of the Interest of a Withdrawing General Partner pursuant to Section 7.4(d) or 7.8, such Interest shall be deemed to be that of an assignee and the holder thereof shall be entitled only to such rights as an assignee may have as such under the laws of the State.

    (b) Anything herein contained to the contrary notwithstanding, any General Partner who Withdraws voluntarily in violation of
Section 7.1 shall remain liable for all of its obligations under this Agreement, for all its other obligations and liabilities hereunder incurred or accrued prior to the date of its Withdrawal and for any loss or damage which the Partnership or any of its Partners may incur as a result of such Withdrawal (except as provided in Section 6.7), except for any loss or damage attributable to the default, negligence or misconduct of a successor General Partner admitted in its place under this Agreement.

    (c) The estate (which term, for purposes of this Section 7.4(c), shall include the heirs, distributees, estate, executors, administrators, guardian, committee, trustee or other personal representative) of a Withdrawn General Partner shall be liable for all his liabilities and obligations hereunder, except as provided in this Section 7.4(c). In the event of the death, insanity or incompetency of a General Partner, his estate shall remain liable for all of his obligations and liabilities hereunder incurred or accrued prior to the date of such event, and for any damages arising out of any breach of this Agreement by him, but his estate shall not have any obligation or liability on account of the business of the Partnership or the activities of the other General Partners after his death, insanity or incompetency unless it becomes a General Partner pursuant to Section 7.3(a).

    (d)  The Disposition of the General Partner Interest of a
General Partner who or which Withdraws voluntarily in compliance with this Agreement shall be accomplished in such manner as shall be acceptable to the remaining General Partners and shall reasonably be approved by Consent of the Investment Limited Partners. Except as provided in the preceding sentence, upon the Withdrawal of a General Partner (other than a General Partner who or which is removed as such pursuant to Section 4.5), such Withdrawn General Partner shall be deemed to have automatically transferred to the remaining General Partners, in proportion to their respective General Partner Interests, or, if there shall be no remaining General Partner, then to the Partnership for the benefit of the remaining Partners, all or such portion of the General Partner Interest of such Withdrawn General Partner which, when aggregated with the existing General Partner Interests of all such remaining General Partners, will be sufficient to assure such remaining General Partners a 1% interest in all Profits, Losses, Tax Credits and distributions of the Partnership under Article X. No documentation shall be necessary to effectuate such transfer, which shall be automatic, and no consideration shall be payable therefor. For the purposes of Article X, the effective date of the transfer pursuant to the provisions of this Section 7.4(d) of the General Partner Interest of a Withdrawn General Partner shall be deemed to be the date on which such Withdrawal occurs. That portion of the General Partner Interest (the "Remaining Interest") of the Withdrawing General Partner which shall not have been transferred pursuant to this Section 7.4(d) shall be (i) purchased by the Partnership in accordance with the provisions of Section 7.8 in the case of a General Partner who or which Withdraws in violation of
Section 7.1 hereof and (ii) in all other cases (except a removed General Partner), shall be retained by such Withdrawing General Partner (or pass to legal representatives thereof) who or which shall have the status of a Special Limited Partner, but with the right to receive only that share of the Profits, Losses, Tax Credits and distributions of the Partnership to which the Withdrawing General Partner, as such, would have been entitled had he or it remained, reduced to the extent of the General Partner Interest transferred hereunder, but such Withdrawing Partner (or his or its legal representatives, as the case may be) shall not be considered to be a Special Limited Partner for the purpose of exercising any rights reserved to the Special Limited Partner under this Agreement or sharing the benefits allocated to the Special Limited Partner under
Article X hereof and shall not participate in the votes or consents of the Limited Partners hereunder; provided, however, that in the case of a General Partner who or which Withdraws involuntarily without violation of this Agreement, the Partnership shall have the option (but not the obligation), exercisable by notice to the holder of such Interest within six months following the date of such Withdrawal, to acquire the Remaining Interest of such Withdrawing General Partner (or the Special Limited Partner Interest deriving therefrom) in accordance with the valuation and payment provisions of Section 7.8.

    7.5 Event of Bankruptcy as to a General Partner; Removal of a General Partner and Transfer of Its Interest

    (a) If an Event of Bankruptcy shall have occurred as to a General Partner, the Special Limited Partner may (i) replace such General Partner with a successor general partner (the "Successor") willing to serve as a General Partner and reallocate to the Successor (and the bankrupt General Partner hereby assigns to the Successor in such event) the interest of the bankrupt General Partner in Profits, Losses, Tax Credits, Cash Flow and Capital Proceeds (provided, however, that in no event shall any fees which are earned be so reallocated), or (ii) add an additional General Partner willing to serve as such with such of the powers of the bankrupt General Partner hereunder as the Special Limited Partner may designate and make a similar reallocation to that contemplated by the foregoing clause (i), which the bankrupt General Partner hereby ratifies in such event.
Upon the selection of the Successor as aforesaid and his admission as a General Partner, the bankrupt General Partner shall not have any further rights, powers, liabilities or obligations under this Agreement and/or in respect of the Apartment Complex, provided, however, that the bankrupt General Partner shall continue to be responsible for (1) any loss caused by the nonperformance of its obligations under this Agreement and/or in respect of the Apartment Complex to be performed prior to the Completion Date and (2) the furnishing of any funds required to be furnished by it under Sections 6.10 and 6.11 (any such sums advanced by the bankrupt General Partner pursuant to this clause (2) shall be deemed to be Capital Contributions except to the extent treated as Subordinated Loans pursuant to Section 6.10). If all or any part of the General Partner Interest of a General Partner is reallocated pursuant to this
Section 7.5, such General Partner shall be entitled to receive the fair market value of the Interest (or portion thereof) so reallocated; such fair market value shall be determined and paid in accordance with
Section 7.8. No exercise of rights pursuant to this Section 7.5 need be delayed pending determination of such value.

    (b) From and after the date of the occurrence of an Event of Bankruptcy as to any General Partner, the obligation of the Investment Limited Partners to pay the Installments shall be suspended, and such obligation shall be reinstated only when such Event of Bankruptcy shall have been cured in a manner approved in writing by the Special Limited Partner. Notwithstanding the foregoing, if an Event of Bankruptcy occurs as to a General Partner when another viable General Partner remains who is not in default with respect to its obligations hereunder, the payment obligation of the Investment Limited Partners shall be suspended only if such Event of Bankruptcy has a material adverse impact on the Investment Limited Partners' tax benefits hereunder for which the Investment Limited Partners have not been fully compensated under the adjuster provisions set forth in
Section 5.1.

    (c) Each Partner (including any General Partner removed as aforesaid) hereby irrevocably nominates and appoints the Special Limited Partner and each of its officers, with full power of substitution, as the attorney-in-fact of such Partner, in his name, place and stead, to make, execute and deliver any and all amendments to this Agreement, the Certificate, business certificates and instruments of like tenor which may be necessary or appropriate to give effect to the provisions of this Section 7.5.

    (d) Inasmuch as the interests of the Partners under this Agreement depend on the continuing existence of viable General Partners willing and able to perform the functions of the General Partners under this Agreement, the rights of, and payments to, the General Partners have been agreed on in consideration, among other things, of the agreement and ability of the General Partners to perform such functions, and the inclusion of this Section 7.5 in this Agreement has been a material inducement to each of the Investment Limited Partners and the Special Limited Partner to enter into this Agreement. Each Partner hereby ratifies and confirms any action authorized by the provisions of this Section 7.5.

    7.6  Designation of New General Partners

    (a) The General Partners may, with the written consent of all Partners, at any time designate new General Partners, each with such Interest as a General Partner in the Partnership as the General Partners may specify, subject to any Requisite Approvals.
    (b) Any new General Partner shall, as a condition of receiving any interest in the Partnership property, agree to be bound by the Project Documents and any other documents required in connection therewith and by the provisions of this Agreement, to the same extent and on the same terms as any other General Partner.

    7.7  Amendment of Certificate; Approval of Certain Events

    (a) Upon the admission of a new General Partner pursuant to the preceding provisions of this Article VII, Schedule A shall be amended to reflect such admission and an amendment to the Certificate, also reflecting such admission, shall be filed as required by the Act.

    (b) Each Partner hereby consents to and authorizes any admission or substitution of a General Partner or any other transaction, including, without limitation, the continuation of the Partnership business, which has been authorized under the provisions of this Agreement, and hereby ratifies and confirms each amendment of this Agreement necessary or appropriate to give effect to any such transaction.

    7.8  Valuation and Sale of Interest of Former General Partner

    (a) Subject to the provisions of Section 7.4(d), if the business of the Partnership is continued after the Withdrawal of a General Partner, or if, following such event, the Partnership is reconstituted, in each case as contemplated by this Agreement, the Partnership shall purchase such General Partner's Interest (which term, and words of like import, as used in this Section 7.8 shall refer only to the "Remaining Interest" of such Withdrawing General Partner as defined in Section 7.4(d) in all cases where applicable) for a price equal to the fair market value thereof. The fair market value shall be based upon either the agreed value of such Interest or, if such value is not agreed to, the fair market value of such Interest as determined by a qualified, MAI-designated state-licensed real estate appraiser selected by the Withdrawing General Partner. If the Partnership does not accept such value, it may select a second similarly-qualified appraiser. If the values determined by both such appraisers are within 10%, then the purchase price shall be the arithmetic mean of the two. If the values differ by more than 10%, then the two appraisers shall appoint a third similarly-qualified appraiser, who shall also determine a value. The final purchase price shall be the arithmetic mean of the two values closest in absolute dollars. Notwithstanding the foregoing, if a General Partner is removed for cause, or if a General Partner has voluntarily Withdrawn from the Partnership in contravention of the terms of this Agreement, the purchase price paid to such General Partner for its Interest shall be reduced by an amount determined by an arbitrator mutually agreeable to the Partnership and the General Partner to adequately compensate the Partnership for any monetary damages arising from the action of such General Partner leading to its removal, or for the fact of its violation of the terms of this Agreement.

    (b) Promptly after the determination of the purchase price of a former General Partner's Interest pursuant to Section 7.8(a), the Partnership shall deliver to such former General Partner a promissory note of the Partnership for such purchase price, payable in five equal consecutive annual installments commencing on the first anniversary of the date of such note. Such promissory note shall bear simple interest at the rate per annum which is at all times equal to the Prime Rate then in effect for obligations of like term, payable on the last day of each calendar quarter during which such note is outstanding; provided, however, that if such note is delivered following a Withdrawal of a General Partner which is voluntary on its part in violation of this Agreement or a removal for cause, then
(i) such note shall neither be secured nor bear interest, and (ii) the principal payable to the withdrawing General Partner shall be limited in amount and date of payment to distributions available from the proceeds of a Capital Transaction as set forth in Section 10.2(b). Within one hundred twenty (120) days after the determination of the purchase price of the former General Partner's Interest, the Partnership may, with the consent of all remaining General Partners and the Consent of the Investment Limited Partners, sell such Interest to one or more Persons, who may be Affiliates of the remaining General Partner or General Partners, and admit such Person or Persons to the Partnership as substitute General Partners; provided, however, that the purchase price to be paid to the Partnership for the Interest of the former General Partner shall not be less than its purchase price as determined by the appraisal and, if applicable, arbitration described above. Such substitute General Partner or Partners may pay said purchase price in installments in the manner set forth above in this Section 7.8(b).

ARTICLE VIII

Transferability of Limited Partner Interests

    8.1  Assignments

    (a) Except by operation of law (including the laws of descent and distribution) or pursuant to the provisions of Section 8.1(b), no Limited Partner may assign all or any part of its Interest without the written consent of the General Partner, the giving or withholding of which is exclusively within its discretion.

    (b)  A Limited Partner, without the consent of the General
Partner (except that prior to the payment of the final Installment of the Investment Limited Partners' Capital Contribution, the General Partner shall have reasonable consent rights to the assignment of any Investment Limited Partner's Interest, but only in the event that the proposed assignee does not have the financial condition reasonably sufficient make any Installments outstanding at the time of such assignment), may assign to any Person all or any portion of the economic benefits of the ownership of such Limited Partner's Interest; provided, however, that such assignment shall not be binding on the Partnership until there shall have been filed with the Partnership by registered mail certified copies of an executed and acknowledged assignment and the written acceptance by the assignee of all the terms and provisions of this Agreement; if such assignment and acceptance are not so filed, the Partnership need not recognize such assignment for any purpose. An assignee of a Limited Partner who does not become a Substituted Limited Partner shall have the right to receive the allocable share of any Profits, Losses, Tax Credits or distributions of the Partnership to which the assigning Limited Partner would have been entitled with respect to the Interest (or portion thereof) so assigned if no such assignment had been made by such Limited Partner, but such assignee shall not have any of the voting or consent rights of the assignor Limited Partner. Any assigning Limited Partner whose permitted assignee becomes a Substituted Limited Partner shall thereupon cease to be a Limited Partner and shall no longer have any of the rights or privileges of a Limited Partner. Where the assignee does not become a Substituted Limited Partner, the Partnership shall recognize such assignment not later than the last day of the calendar month following receipt of notice of assignment and all documentation required in connection therewith.

    (c) Each assignee of a Limited Partner Interest (or any portion thereof) who desires to make a further assignment of its Interest shall be subject to all the provisions of this Article VIII.

    8.2  Substituted Limited Partner

    (a) No Limited Partner shall have the right to substitute an assignee as Limited Partner in its place. Subject to the provisions of Section 8.3, the General Partner may, in its sole discretion, permit an assignee to become a Substituted Limited Partner. The consent of the General Partner to an assignment of a Limited Partner's Interest under Section 8.1 shall not, in and of itself, constitute its consent to the admission of the assignee as a Substituted Limited Partner under this Section 8.2.

    (b) Any Substituted Limited Partner shall execute such instrument or instruments as shall be required by the General Partner to signify the agreement of such Substituted Limited Partner to be bound by all the provisions of this Agreement and shall pay the Partnership's reasonable legal fees and filing costs in connection with its substitution as a Limited Partner.

    8.3  Restrictions

    (a) No Disposition of a Limited Partner Interest may be made if such Disposition would violate the provisions of Sections 8.1, 8.2 or 13.1.

    (b)  In no event shall all or any part of a Limited Partner
Interest be Disposed of to a minor (other than to a descendant by reason of death) or to an incompetent.

    (c) The General Partner may, in addition to any other requirement it may impose, require as a condition of any Disposition of a Limited Partner Interest that the transferor (i) assume all costs incurred by the Partnership in connection therewith and (ii) furnish the Partnership and the other Partners with an opinion of counsel satisfactory to counsel to the Partnership that such Disposition complies with applicable federal and state securities laws.

    (d) Any sale, exchange, transfer or other Disposition of a Limited Partner Interest in contravention of any of the provisions of this Section 8.3 shall be void and ineffectual and shall not bind or be recognized by the Partnership.

    (e)  Notwithstanding any other provision contained in this
Article VIII, if at any time there is more than one Investment Limited Partner, each Investment Limited Partner shall have a right of first refusal to purchase the Interest of any other Investment Limited Partner who wishes to sell or otherwise transfer its Interest at a price equal to and on terms identical to those of the prospective purchaser thereof, to the extent reasonably practical, and shall have at least fifteen (15) business days in which to exercise such right after receiving notice thereof. If there shall be more than two non-selling or transferring Investment Limited Partners, each of which desires to exercise such a right of first refusal, they may do so pro rata or, to the extent one does not so desire to exercise such right, to the extent of the entire Interest being so sold or transferred.

    (f) No transfer or assignment under this Article VIII shall be permitted if in the opinion of the Special Tax Counsel, such transfer or assignment shall cause a tax termination of the Partnership or shall cause the Partnership to be taxed as other than a partnership.

ARTICLE IX

Borrowings

    All Partnership borrowings shall be subject to the terms of this Agreement and may be made from any source, including Partners and their Affiliates. Any Partnership borrowings from any Partner shall be subject to any Requisite Approvals. If any Partner shall lend any monies to the Partnership, the amount of any such loan shall not increase such Partner's Capital Contribution. If any Partner shall so lend monies, each such loan (a "Voluntary Loan") shall be an obligation of the Partnership and (except for Subordinated Loans) shall be repayable to such Partner on the same basis and with the same rate of interest as would be applicable to a comparable loan to the Partnership from a third party. Funds advanced by the General Partner to the Partnership pursuant to the provisions of Section 6.11 shall not constitute borrowings for the purposes of this Article IX or for any other purposes.

ARTICLE X

Profits, Losses, Tax Credits, Distributions and Capital Accounts

    10.1 Profits, Losses and Tax Credits

    (a) Subject to the provisions of Section 10.1(b) and Section 10.4, for each Partnership Fiscal Year or portion thereof, all Operating Profits and Losses, tax-exempt income, losses, non-deductible non-capitalizable expenditures and Tax Credits incurred or accrued on or after the Commencement Date shall be allocated ninety-nine percent (99%) to the Investment Limited Partners (in accordance with their Percentage Interests) and one percent (1%) to the General Partner.

    (b) Except as otherwise specifically provided in this Article, all Profits and Losses arising from a Capital Transaction shall be allocated to the Partners as follows:

         As to Profits:

              First, that portion of Profits
(including any Profits treated as ordinary income for federal income tax purposes) shall be allocated to the Partners who have negative Capital Account balances in proportion to the amounts of such balances, provided that no Profits shall be allocated to a Partner under this Clause First to increase any such Partner's Capital
Account above zero; and

              Second, Profits in excess of the amounts allocated under Clause First above shall be allocated to and among the Partners in the same percentages as cash is distributed under Clauses Eleventh, Thirteenth and Fourteenth of Section 10.2(b);

         As to Losses:

              First, an amount of Losses shall be
allocated to the Partners to the extent and in such proportions as shall be necessary such that, after giving effect thereto, the respective balances in all Partners'
Capital Accounts shall be in the ratio of 99% for the Investment Limited Partners (in accordance with their
Percentage Interests) and 1% for the General Partner;

              Second, an amount of Losses shall be
allocated to the Partners until the balance in each Partner Capital Account equals the amount of such Partner's Capital Contribution (after the allocation under
Clause First above);

              Third, an amount of Losses shall be
allocated to the Partners to the extent of and in proportion to such Partners' Capital Account balances
(after the allocations under Clauses First and Second above); and

              Fourth, any remaining amount of Losses
after the allocation under Clauses First, Second and Third above shall be allocated to the Partners in accordance with the manner in which they bear the Economic Risk of Loss associated with such Loss; provided, however, that in the event that no Partner bears an Economic Risk of Loss then any remaining Losses shall be allocated 99% to the Investment Limited Partners (in accordance with their
Percentage Interests) and 1% to the General Partner.

    10.2 Cash Distributions Prior to Dissolution

    (a)  Cash Flow

         Subject to any Requisite Approvals, Cash Flow for each
Fiscal Year or portion thereof shall be applied as follows:

              First, to the payment of the Asset
Management Fee for such Fiscal Year and for any previous
Fiscal Year(s) as to which the Asset Management Fee shall not yet have been paid in full;

              Second, to the payment of the
Partnership Management Fee for such Fiscal Year and for any previous Fiscal Year(s) as to which the Partnership
Management Fee shall not yet have been paid in full;

              Third, to the payment of any unpaid
portion of the Development Fee;

              Fourth, to the repayment of any
Subordinated Loans, with any such payments to be applied first to accrued but unpaid interest and then to principal;

              Fifth, to the payment of the Incentive
Management Fee; and

              Sixth, the balance thereof, if any,
shall be distributed annually, seventy-five (75) days after the end of the Fiscal Year, 20% to the Investment
Limited Partners  (in accordance with their Percentage
Interests) and 80% to the General Partner.

    (b)  Distributions of Capital Proceeds

         Prior to dissolution, if Capital Proceeds are available for distribution from a Capital Transaction, such Capital Proceeds shall be applied or distributed as follows (subject to the provisions of Section 3.2(c)):

              First, to the payment of all matured
debts and liabilities of the Partnership (including, but not limited to, all expenses of the Partnership incident to such Capital Transaction, any amounts due to a General
Partner who voluntarily withdraws from the Partnership in accordance with this Agreement, and any unpaid portion of the Development Fee), excluding (i) debts and liabilities of the Partnership to Partners or their Affiliates (other than the Development Fee, any amounts due to a General
Partner who voluntarily withdraws from the Partnership in accordance with this Agreement, but including those promissory notes provided for in clause Twelfth of this
Section 10.2(b)); and (ii) all unpaid fees owing to the General Partner or its Affiliates; and to the establishment of any reserves which the General Partner and the Auditors shall deem reasonably necessary for contingent, unmatured or unforeseen liabilities or obligations of the Partnership;
              Second, to the payment of any accrued
and unpaid Asset Management Fee;

              Third, to the payment of any accrued but unpaid Partnership Management Fee;

              Fourth, as to the First Refinancing Loan and any subsequent releases from the Refinance Reserve only, to the General Partner in the amount of the Excess
Refinancing Proceeds;

              Fifth, to the payment to the Investment
Limited Partners of the full amount (including interest) of any Credit Recovery Loans;

    Sixth, to the General Partner as payment of a Sales
Preparation Fee in the aggregate amount of $350,000;

    Seventh, to the repayment of any Subordinated Loans, with any such payments to be applied first to accrued but unpaid interest and then to principal;

              Eighth, to the repayment of any
remaining unpaid debts and liabilities owed to Partners or Affiliates thereof by the Partnership for Partnership obligations (exclusive of Credit Recovery Loans and
Subordinated Loans) to any of them, including, but not limited to, accrued and unpaid amounts due in respect of any and all fees (except the Development Fee) due and payable to the General Partner or its Affiliates as set forth in Section 6.12; provided, however, that any debts or obligations to be repaid to any Limited Partner or Affiliate thereof pursuant to this Clause Eighth shall be repaid prior to the repayment of any such debts or obligations to any General Partner or Affiliate thereof;

    Ninth, pro rata 75% to the Investment Limited
Partners (in accordance with their Percentage Interests) and 25% to the General Partner until the Investment
Limited Partners have received under this clause Ninth an amount equal to their Capital Contributions;

    Tenth, pro rata 25% to the Investment Limited
Partners (in accordance with their Percentage Interests) and 75% to the General Partner until the General Partner, when added to any amounts received pursuant to clauses
Sixth and Ninth of this Section 10.2(b), has received under this clause Tenth an amount equal to $1,000,000;

              Eleventh, to the payment of each Limited
Partner of an amount equal to the positive balance of its Capital Account;

    Twelfth, to the payment of any outstanding principal and interest in respect of any promissory notes executed by the Partnership pursuant to Sections 4.5(b)(iii) or 7.8(b) and not already provided for in Clause First of this Section 10.2(b);

              Thirteenth, to the payment of each
General Partner of an amount equal to the positive balance of its Capital Account;

              Fourteenth, subject to the provisions of
Section 10.3(a), any balance 49.999% to the Investment
Limited Partners  (in accordance with their Percentage
Interests), .001% to the Special Limited Partner and 50% to the General Partner.

    10.3 Distributions Upon Dissolution

    (a) Upon dissolution and termination, after payment of, or adequate provision for, the debts and obligations of the Partnership, the remaining assets of the Partnership shall be distributed to the Partners in accordance with the positive balances in their Capital Accounts after taking into account all Capital Account adjustments for the Partnership Fiscal Year, including adjustments to Capital Accounts pursuant to Sections 10.1(b) and 10.3(b). In the event that a General Partner or Additional Limited Partner has a negative balance in its Capital Account following the liquidation of the Partnership or such Partner's Interest, after taking into account all Capital Account adjustments for the Partnership Fiscal Year in which such liquidation occurs, such Partner shall pay to the Partnership in cash an amount equal to the negative balance in such Partner's Capital Account. Such payment shall be made by the end of such Fiscal Year (or, if later, within ninety (90) days after the date of such liquidation) and shall, upon liquidation of the Partnership, be paid to recourse creditors of the Partnership or distributed to other Partners in accordance with the positive balances in their Capital Accounts.

    (b) With respect to assets distributed in kind to the Partners in liquidation or otherwise, (i) any unrealized appreciation or unrealized depreciation in the values of such assets shall be deemed to be Profits and Losses realized by the Partnership immediately prior to the liquidation or other distribution event; and (ii) such Profits and Losses shall be allocated to the Partners in accordance with the provisions of Section 10.1(b), and any property so distributed shall be treated as a distribution of an amount in cash equal to the excess of such fair market value over the outstanding principal balance of and accrued interest on any debt by which the property is encumbered. For the purposes of this Section 10.3(b), the terms "unrealized appreciation" or "unrealized depreciation" shall mean the difference between the fair market value of such assets, taking into account the fair market value of the associated financing (but subject to the provisions of Section 7701(g) of the Code), and the Partnership's adjusted basis for such assets as determined under the applicable provisions of the Allocation Regulations. This Section 10.3(b) is merely intended to provide a rule for allocating unrealized gains and losses upon liquidation or other distribution event, and nothing contained in this Section 10.3(b) or elsewhere herein is intended to treat or cause such distributions to be treated as sales for value. The fair market value of such assets shall be determined by an appraiser to be selected by the General Partner with the reasonable Consent of the Special Limited Partner.

    10.4 Special Provisions

    (a) Except as otherwise provided in this Agreement, all Profits, tax-exempt income, Losses, non-deductible non-capitalizable expenditures, Tax Credits and cash distributions shared by a class of Partners shall be shared by each Partner in such class in the ratio of such Partner's paid-in Capital Contribution to the paid-in Class Contribution of the class of Partners of which such Partner is a member.

    (b)  Notwithstanding the foregoing provisions of this
Article X:

    (i) If (a) the Partnership incurs recourse obligations or Partner Nonrecourse Debt (including, without limitation, Voluntary Loans or Subordinated Loans) or (b) the Partnership incurs Losses from extraordinary events which are not recovered from insurance or otherwise (collectively "Recourse Obligations") in respect of any Partnership Fiscal Year, then the calculation and allocation of Profits and Losses shall be adjusted as follows: first, an amount of deductions attributable to the Recourse Obligations shall be allocated to the General Partner; and second, the balance of such deductions shall be allocated as provided in Section 10.1(a).

    (ii) If any Profits arise from the sale or other disposition of any Partnership asset which shall be treated as ordinary income under the depreciation recapture provisions of the Code, then the full amount of such ordinary income shall be allocated among the Partners in the proportions that the Partnership deductions from the depreciation giving rise to such recapture were actually allocated. In the event that subsequently-enacted provisions of the Code result in other recapture income, no allocation of such recapture income shall be made to any Partner who has not received the benefit of those items giving rise to such other recapture income.

    (iii) If the Partnership shall receive any purchase money indebtedness in partial payment of the purchase price of the Apartment Complex and such indebtedness is distributed to the Partners pursuant to the provisions of Section 10.2(b) or
Section 10.3, the distributions of the cash portion of such purchase price and the principal amount of such purchase money indebtedness hereunder shall be allocated among the Partners in the following manner: On the basis of the sum of the principal amount of the purchase money indebtedness and cash payments received on the sale (net of amounts required to pay Partnership obligations and fund reasonable reserves), there shall be calculated the percentage of the total net proceeds distributable to each class of Partners based on Section 10.2(b) or Section 10.3, as applicable, treating cash payments and purchase money indebtedness principal interchangeably for this purpose, and the respective classes shall receive such respective percentages of the net cash purchase price and purchase money principal. Payments on such purchase money indebtedness retained by the Partnership shall be distributed in accordance with the respective portions of principal allocated to the respective classes of Partners in accordance with the preceding sentence, and if any such purchase money indebtedness shall be sold, the sale proceeds shall be allocated in the same proportion.
    (iv) Income, gain, loss and deduction with respect to any asset which has a variation between its basis computed in accordance with the applicable provisions of the Allocation Regulations and its basis computed for federal income tax purposes shall be shared among the Partners so as to take account of such variation in a manner consistent with the principles of Section 704(c) of the Code and Section 1.704-1(b)(2)(iv)(g) of the Allocation Regulations.

    (v) The terms "Profits" and "Losses" used in this Agreement shall mean income and losses, and each item of income, gain, loss, deduction or credit entering into the computation thereof, as determined in accordance with the accounting methods followed by the Partnership and computed in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv). Profits and Losses for federal income tax purposes shall be allocated in the same manner as set forth in this Article X, except as provided in Section 10.4(b)(iv).

    (vi) Nonrecourse Deductions shall be allocated 1% to the General Partner and 99% to the Investment Limited Partners (in accordance with their Percentage Interests).

    (vii) Partner Nonrecourse Deductions shall be allocated to and among the Partners in the manner provided in the Allocation
Regulations.

    (viii)    Subject to the provisions of Section
10.4(xix), if there is a net decrease in Partnership Minimum Gain for a Partnership Fiscal Year, the Partners shall be allocated items of Partnership income and gain in accordance with the provisions of Section 1.704-(2)(f) of the Allocation Regulations.

    (ix) Subject to the provisions of Section 10.4(xix), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain for a Partnership Fiscal Year then any Partner with a Share of such Partner Nonrecourse Debt Minimum Gain shall be allocated items of Partnership income and gain in accordance with the provisions of Section 1.704-2(i)(4) of the Allocation Regulations.

    (x) Subject to the provisions of 10.4(vi) through 10.4(ix) above, in the event that any Limited Partner unexpectedly receives any adjustments, allocations or distributions described in Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) of the Allocation Regulations, items of Partnership income and gain shall be specially allocated to each such Partner in an amount and manner sufficient to eliminate, to the extent required by the Allocation Regulations, the Adjusted Capital Account Deficit of such Limited Partner as quickly as possible. This Section 10.4(x) is intended to constitute a "qualified income offset" provision within the meaning of the Allocation Regulations and shall be interpreted consistently therewith.

    (xi) Subject to the provisions of Sections 10.4(vi) through 10.4(x) above, in no event shall any Limited Partner be allocated Losses which would cause it to have an Adjusted Capital Account Deficit as of the end of any Partnership Fiscal Year. Any Losses which are not allocated to a Limited Partner by reason of the application of the provisions of this Section 10.4(xi) shall be allocated to the General Partner.

    (xii) Subject to the provisions of Sections 10.4(vi) through 10.4(xi) above, in the event that any Limited Partner has an Adjusted Capital Account Deficit at the end of any Partnership Fiscal Year, items of Partnership income and gain shall be specially allocated to each such Limited Partner in the amount of such Adjusted Capital Account Deficit as quickly as possible.

    (xiii) Syndication Expenses for any Fiscal Year or other period shall be specially allocated to the Investment
Limited Partners (in accordance with their Percentage
Interests).

    (xiv) For purposes of determining the Profits, Losses, Tax Credits or any other items allocable to any period, Profits, Losses, Tax Credits and any such other items shall be determined on a daily, monthly, or other basis, as determined by the General Partner using any permissible method under Code Section 706 and the Treasury Regulations thereunder.

    (xv) To the extent that interest on loans (or other advances which are deemed to be loans) made by a General Partner to the Partnership is determined to be deductible by the Partnership in excess of the amount of interest actually paid by the Partnership, such additional interest deduction(s) shall be allocated solely to such General Partner.

    (xvi) Notwithstanding anything to the contrary contained herein, the General Partner (or, if there is more than one General Partner, all of the General Partners as a group) shall be allocated not less than 1% of each material item of Partnership income, gain, loss, deduction and credit ("Partnership Items") at all times during the existence of the Partnership, provided, however, that temporary nonconformance with the provisions of this Section 10.4(xvi) shall be permitted to the extent permitted by Revenue Procedure 89-12 or any successor provisions. Subject to the foregoing, in the event that there is no allocation of a material Partnership Item to the General Partner(s) hereunder or if the amount of any material Partnership Item allocable to the General Partner(s) hereunder shall not equal 1% of the aggregate amount allocable to all the Partners without giving effect to this provision, then the amount of such Partnership Item(s) otherwise allocable to the Limited Partners hereunder shall be correspondingly reduced in order to assure the General Partner(s) of its or their 1% share. Any such reduction shall be applied to reduce the share of all classes of Limited Partners in proportion to their respective Interests.

    (xvii) For purposes of determining each Partner's proportionate share of the excess Nonrecourse Liabilities of the Partnership pursuant to Section 1.752-3(a)(3) of the Allocation Regulations, the Investment Limited Partners shall be deemed to have a 99% interest in Profits and the General Partner shall be deemed to have a 1% interest in Profits.
    (xviii)   Any recapture of any Tax Credit shall be
allocated to and among the Partners in the same manner in which the Partners share the expenditures giving rise to such Tax Credit.

    (xix) If for any Fiscal Year the application of the minimum gain chargeback provisions of Section 10.4(viii) or
Section 10.4(ix) of this Agreement would cause distortion in the economic arrangement among the Partners and it is not expected that the Partnership will have sufficient other income to correct that distortion, the General Partner may request a waiver from the Commissioner of the Service of the application in whole or in part of Section 10.4(viii) or Section 10.4(ix) in accordance with Section 1.704-2(f)(4) of the Allocation Regulations. Furthermore, if additional exceptions to the minimum gain chargeback requirements of the Allocation Regulations have been provided through revenue rulings or other Service pronouncements, the General Partner is authorized to cause the Partnership to take advantage of such exceptions if to do so would be in the best interest of a majority in interest of the Partners.

    (xx) In the event that any fee payable to any General Partner or any Affiliate thereof shall instead be determined to be a non-deductible, non-capitalizable distribution from the Partnership to a Partner for federal income tax purposes, then there shall be allocated to such General Partner an amount of gross income equal to the amount of such distribution.

    (xxi) In applying the provisions of Article X with respect to distributions and allocations, the following ordering of priorities shall apply:

              (1)  Capital Accounts shall be deemed
to be reduced by Qualified Income Offset
Items.

         (2)  Capital Accounts shall be reduced by
distributions of Cash Flow under Clause Sixth of Section 10.2(a).

         (3)  Capital Accounts shall be reduced by
distributions of Capital Proceeds under
Clauses Eleventh, Thirteenth and Fourteenth of
Section 10.2(b).

         (4) Capital Accounts shall be increased by any minimum gain chargeback under Section
10.4(b)(viii) or Section 10.4(b)(ix).

         (5) Capital Accounts shall be increased by any qualified income offset required under Section
10.4(b)(x).

         (6)  Capital Accounts shall be increased by
allocations of Operating Profits under Section
10.1(a).

         (7)  Capital Accounts shall be reduced by
allocations of Operating Losses under Section
10.1(a).

         (8)  Capital Accounts shall be reduced by
allocations of Losses under Section 10.1(b).

         (9)  Capital Accounts shall be increased by
allocations of Profits under Section 10.1(b).

    (xxii) To the maximum extent permitted under the Code, allocations of Profits and Losses shall be modified so that the Partners' Capital Accounts reflect the amount they would have reflected if adjustments required by Sections 10.4(b)(x), 10.4(b)(xi) and 10.4(b)(xii) had not occurred.

    10.5 Authority of the General Partner to Vary Allocations to
Preserve and Protect the Partners' Intent

    (a) It is the intent of the Partners that each Partner's distributive share of Profits, tax-exempt income, Losses, non-deductible non-capitalizable expenditures and Tax Credits (and items thereof) shall be determined and allocated in accordance with this Agreement to the fullest extent permitted by Section 704(b) of the Code and the Allocation Regulations. In order to preserve and protect the determinations and allocations provided for in this Agreement, the General Partner is hereby authorized and directed to allocate Profits, tax-exempt income, Losses, non-deductible non-capitalizable expenditures and credits (and items thereof) arising in any Fiscal Year differently than otherwise provided for in this Agreement to the extent that allocating Profits, tax-exempt income, Losses, non-deductible non-capitalizable expenditures or credits (or any item thereof) in the manner provided for herein would cause the determinations and allocations of each Partner's distributive share of Profits, tax-exempt income, Losses, non-deductible non-capitalizable expenditures or credits (or any item thereof) not to be permitted by
Section 704(b) of the Code.  Any allocation made pursuant to this
Section 10.5 shall be deemed to be a complete substitute for any allocation otherwise provided for in this Agreement, and no amendment of this Agreement or approval of any Partner shall be required.

    (b)  In making any allocation (the "New Allocation") under
Section 10.5(a), the General Partner is authorized to act only after having been advised in writing by the Tax Accountants that, under
Section 704(b) of the Code and/or the Allocation Regulations, (i) the New Allocation is necessary, and (ii) the New Allocation is the minimum modification of the allocations otherwise provided for in this Agreement necessary in order to assure that, either in the then-current Fiscal Year or in any preceding Fiscal Year, each Partner's distributive share of Profits, tax-exempt income, Losses, non-deductible non-capitalizable expenditures and Tax Credits (or any item thereof) is determined and allocated in accordance with this Agreement to the fullest extent permitted by Section 704(b) of the Code and the Allocation Regulations.

    (c) If the General Partner is required by Section 10.5(a) to make any New Allocation in a manner less favorable to the Limited Partners than is otherwise provided for herein, then the General Partner is authorized and directed, only after having been advised in writing by the Tax Accountants that such an allocation is permitted by
Section 704(b) of the Code and the Allocation Regulations, to allocate Profits, tax-exempt income, Losses, non-deductible non-capitalizable expenditures and credits (and any item thereof) arising in later years in such manner so as to bring the allocations of Profits, tax-exempt income, Losses, non-deductible non-capitalizable expenditures and credits (and each item thereof) to the Limited Partners as nearly as possible to the allocations thereof otherwise contemplated by this Agreement.

    (d) New Allocations made by the General Partner under Section 10.5(a) and Section 10.5(c) in reliance upon the advice of the Tax Accountants shall be deemed to be made pursuant to the fiduciary obligation of the General Partner to the Partnership and the Limited Partners, and no such allocation shall give rise to any claim or cause of action by any Limited Partner.

ARTICLE XI

Management Agent

    11.1 General

    (a) The General Partner shall engage the Management Agent to manage the Apartment Complex pursuant to the Management Agreement.
The Management Agent shall receive a Management Fee of those amounts payable from time to time by the Partnership to the Management Agent for management services in accordance with a management contract approved by any Agency or Lender with the right to approve the same, or, when any such management contract is not subject to the approval of any Agency or Lender, in accordance with a reasonable and competitive fee arrangement. The initial Management Agent shall be Hendy Management Co., Inc. From and after the Admission Date, the Partnership shall not enter into any Management Agreement or modify or extend any Management Agreement unless (i) the General Partner shall have obtained the prior Consent of the Special Limited Partner to the identity of the Management Agent and the terms of the Management Agreement or the modification or extension thereof and (ii) such new Management Agreement or modified or extended Management Agreement provides that it is terminable by the Partnership on thirty (30) days' notice by the Partnership in the event of any change in the identity of the General Partner.

    (b) In addition, at or prior to the Admission Date, the Partnership shall enter into the Incentive Management Agreement with the Supervisory Management Agent. Such agreement shall provide for payment of an Incentive Management Fee to the Supervisory Management Agent in consideration of the services provided for therein.

    11.2 Fees

    Notwithstanding the provisions of Section 11.1, however, should the Investment General Partner or an Affiliate thereof perform property management services for the Partnership, property management, rent-up or leasing fees shall be paid to the Investment General Partner or such Affiliate only for services actually rendered and shall be in an amount equal to the lesser of (i) fees competitive in price and terms with those of non-affiliated Persons rendering comparable services in the locality where the Apartment Complex is located and which could reasonably be available to the Partnership, or
(ii) five percent (5%) of the gross revenues of the Apartment Complex. No duplicate property manager fees shall be paid to any Person.

    11.3 Removal and Replacement

    If (i) the Apartment Complex shall be subject to a substantial building code violation which shall not have been cured within six months after notice from a Governmental Authority or (ii) the Partnership shall not have achieved a 1.15 to 1.00 Debt Service Coverage Ratio during any Fiscal Year commencing on January 1, 1996, or (iii) an Event of Bankruptcy shall occur with respect to the Management Agent, or (iv) the Management Agent shall commit willful misconduct or gross negligence in its conduct of its duties and obligations under the Management Agreement or (v) there is any change in the Persons acting as General Partners (to which the Special Limited Partner has not consented), or (vi) the Management Agent is cited by the Credit Agency or any other Tax Credit monitoring or compliance agency of the State or any other Governmental Authority for a violation of any applicable rules, regulations or requirements, including, without limitation, non-compliance with the Minimum Set-Aside Test, the Rent Restriction Test or any other Tax Credit-related provision, then, upon request by the Special Limited Partner and subject to Agency and Lender approval, if required, the General Partner shall cause the Partnership to promptly terminate the Management Agreement with the Management Agent and appoint a new Management Agent selected by the Special Limited Partner, which new Management Agent shall not be an Affiliate of a General Partner. Each General Partner hereby grants to the Special Limited Partner an irrevocable (to the extent permitted by applicable law) power of attorney coupled with an interest to take any action and to execute and deliver any and all documents and instruments on behalf of such General Partner and the Partnership as the Special Limited Partner may deem to be necessary or appropriate in order to effectuate the provisions of this Article XI. Subject to any Requisite Approvals, the Partnership shall not enter into any future management arrangement or renew or extend any existing management arrangement unless such arrangement is terminable without penalty upon the occurrence of the events described in this Article XI.

    11.4 Lack of Management Agent

    The General Partner shall have the duty to manage the Apartment Complex during any period when there is no Management Agent.

ARTICLE XII

Books and Records, Accounting, Tax Elections, Etc.

    12.1 Books and Records

    The Partnership shall maintain all books and records which are required under the Act or by any Governmental Authority and may maintain such other books and records as the General Partner in its discretion deem advisable. Each Limited Partner, or its duly authorized representatives, shall have access to the records of the Partnership at the principal office of the Partnership at any and all reasonable times, and may inspect and copy any of such records. A list of the name and addresses of all of the Limited Partners shall be maintained as part of the books and records of the Partnership and shall be mailed to any Limited Partner upon request. The Partnership may require reimbursement for any out of pocket expenses which it incurs as a result of the exercise by any Limited Partner of its rights under this Section 12.1, including, without limitation, photocopying expenses.

    12.2 Bank Accounts

    The bank accounts of the Partnership shall be maintained in the Partnership's name with such financial institutions as the General Partner shall determine. Withdrawals shall be made only in the regular course of Partnership business on such signature or signatures as the General Partner may determine. All deposits (including security deposits and other funds required to be escrowed by any Lender or Agency) and other funds not needed in the operation of the business shall be deposited, if required by applicable law and to the extent permitted by applicable Agency or Lender requirements, in interest bearing accounts or invested in United States Government obligations maturing within one year.

    12.3 Auditors

    (a) The Auditors shall prepare, for execution by the General Partner, all tax returns of the Partnership. Prior to the filing of the Partnership tax returns, and in no event later than February 15 of each Fiscal Year, the Auditors shall deliver the tax returns for the prior Fiscal Year to the Tax Accountants for their review and comment. If a dispute arises between the Auditors and the Tax Accountants over the proper preparation of the tax returns and such dispute cannot be resolved by the Auditors and the Tax Accountants by March 1 of such Fiscal Year, then the Tax Accountants shall make the final decision with respect to whether any changes are necessary. The Partnership shall reimburse the Investment Limited Partners and their Affiliates for all costs and expenses paid to the Tax Accountants for the aforementioned services.

    (b) The Auditors shall certify all annual financial reports to the Partners in accordance with generally accepted auditing standards.

    (c) If the Partnership fails to fulfill any of its obligations under Section 12.7(a)(i) and/or Section 12.7(a)(ii) within the time periods set forth therein, at any time thereafter upon written notice from the Special Limited Partner, the General Partner shall appoint replacement Auditors. If no such notice from the Special Limited Partner is delivered, the Consent of the Special Limited Partner must be received to the appointment of replacement Auditors. If the General Partner fails to appoint replacement Auditors within thirty
(30) days of the notice from the Special Limited Partner to replace the Auditors, then the Special Limited Partner shall appoint replacement Auditors of its own choosing, the cost of which shall be borne by the Partnership as a Partnership expense. All of the Partners hereby grant to the Special Limited Partner a special power of attorney, irrevocable to the extent permitted by law, coupled with an interest, to so appoint replacement Auditors and to anything else which in the judgment of the Special Limited Partner may be necessary or appropriate to accomplish the purposes of this Section 12.3(c).

    (d) On or prior to the date which is thirty (30) days after the Admission Date, the General Partner shall cause the Partnership
(i) in writing, to engage the Auditors to perform the services required herein and (ii) to deliver to the Investment Limited Partners copies of all such engagement letters and agreements.

    12.4 Cost Recovery and Elections

    (a) With respect to all depreciable assets for which cost recovery deductions are permitted, the Partnership shall elect to use, so far as permitted by the provisions of the Code, accelerated cost recovery methods. However, the Partnership may change to another method of cost recovery if such other method is, in the opinion of the Auditors, more advantageous to the Investment Limited Partners (and the limited partners and/or holders of beneficial assignee certificates thereof).

    (b) Subject to the provisions of Section 12.5, all other elections required or permitted to be made by the Partnership under the Code shall be made by the General Partner in such manner as will, in the opinion of the Auditors, be most advantageous to the Investment Limited Partners and the limited partners and/or holders of beneficial assignee certificates thereof.

    12.5 Special Basis Adjustments

    In the event of a transfer of all or any part of the Interest of an Investment Limited Partner or a transfer of all or any part of an interest of a partner and/or a holder of a beneficial assignee certificate of an Investment Limited Partner, the Partnership shall elect, upon the request of such Investment Limited Partner, pursuant to Section 754 of the Code, to adjust the basis of the Partnership property. Any adjustments made pursuant to said Section 754 shall affect only the successor in interest to the transferring Partner or partner or holder of a beneficial assignee certificate thereof. Each Partner will furnish the Partnership all information necessary to give effect to any such election.

    12.6 Fiscal Year

    Unless otherwise required by law, the Fiscal Year and tax year of the Partnership shall be the calendar year. The books of the Partnership shall be maintained on an accrual basis.

    12.7 Information to Partners

    (a) The General Partner shall cause to be prepared and distributed to all Persons who were Partners at any time during a Fiscal Year of the Partnership:

    (i) Within forty-five (45) days after the end of each Fiscal Year of the Partnership, (A) a balance sheet as of the end of such Fiscal Year, a statement of income, a statement of partners' equity, and a statement of cash flows, each for the Fiscal Year then ended, all of which, except the statement of cash flows, shall be prepared in accordance with generally accepted accounting principles and accompanied by a report of the Auditors containing an opinion of the Auditors, and (B) a report of the activities of the Partnership during the period covered by the report.

    (ii) Within thirty (30) days after the end of each Fiscal Year of the Partnership, all information relating to the Partnership and/or the Apartment Complex which is necessary, in the view of the Tax Accountants, for the preparation of the Limited Partners' federal income tax returns for the prior Fiscal Year.

    (iii) Within thirty (30) days after the end of each quarter of a Fiscal Year of the Partnership, a report containing:

              (A)  a balance sheet, which may be
unaudited;

              (B)  a statement of income for the
quarter then ended, which may be unaudited;

              (C)  a statement of cash flows for the
quarter then ended, which may be unaudited;

              (D)  a certification of the General
Partner that the Apartment Complex and its tenants are in compliance with all applicable federal, state and local requirements and regulations;

              (E)  a Tax Credit monitoring form, a
copy of the rent roll for the Apartment Complex for each month during such quarter, a statement of income and expenses, an operating statement and an Occupancy/Rental
Report, all in a form specified by the Special Limited
Partner;

              (F)  all other information which would
be pertinent to a reasonable investor regarding the Partnership and its activities during the quarter covered by the report; and

    (b) Upon the reasonable written request of the Investment Limited Partners for further information with respect to any matter covered in item (a) or item (b) above, the General Partner shall furnish such information within thirty (30) days of receipt of such request.
    (c) Prior to October 15 of each Fiscal Year, the Partnership shall send to the Investment Limited Partners an estimate of the Investment Limited Partners' share of the Tax Credits, Profits and Losses of the Partnership for federal income tax purposes for the current Fiscal Year. Such estimate shall be prepared by the General Partner and the Auditors and shall be in the form specified by the Special Limited Partner.

    (d) Within fifteen (15) days after the end of any calendar quarter during which:

    (i) there is a material default by the Partnership under any Project Document or in the payment of any mortgage, taxes, interest or other obligation on secured or unsecured debt,

    (ii) any reserve has been reduced or terminated by application of funds therein for purposes materially different from those for which such reserve was established,

    (iii) any General Partner has received any notice of a material fact which may substantially affect further distributions or Tax Credit allocations to any Limited Partner, or

    (iv) any Partner has pledged or collateralized its Interest in the Partnership, the General Partner shall send the Investment Limited Partners a detailed report of such event.

    (e) After the Admission Date, the Partnership shall send to the Investment Limited Partners copies of all applicable periodic reports covering the status of project operations and any matters relating to the Tax Credit as are required by any Lender or Agency.

    (f) The General Partner hereby consents to each Lender or Agency providing the Special Limited Partner with copies of all material communications between any such Lender or Agency and the General Partner and/or the Partnership, including, but not limited to, any notices of default.

    (g) If the earlier of (A) the Completion Date or (B) the date upon which tenants first occupied apartment units in the Apartment Complex after the construction of such units, shall have occurred six
(6) months or more prior to the date on which any Investment Limited Partner acquired its Interest in the Partnership, then the General Partner shall cause to be prepared and delivered to the Investment Limited Partners within sixty (60) days of the Admission Date the following items:

    (i) An unaudited statement of income of the Partnership for the year (or such shorter period as there may be from the date of the most recent audited statement of income of the Partnership) ended on the date upon which any Investment Limited Partner acquired its Interest in the Partnership; and

    (ii) An audited statement of income of the Partnership for any fiscal year of the Partnership ending between (A) the earlier of (1) the Completion Date or (2) the date upon which tenants first occupied apartment units in the Apartment Complex after the rehabilitation of such units and (B) the date upon which any Investment Limited Partner acquired its Interest in the Partnership.

    (h)  Promptly after Permanent Mortgage Commencement, the
General Partner shall send to the Special Limited Partner a closing binder containing photocopies of the fully executed versions of all documents signed in connection with the Permanent Mortgage. From and after any date upon which the General Partner receives notice from the Special Limited Partner that the Special Limited Partner would like copies of the monthly rent rolls for the Apartment Complex to be sent to the Special Limited Partner, the General Partner shall send copies of the rent rolls to the Special Limited Partner no later than ten
(10) days after the expiration of each month.

    (i) If the General Partner does not cause the Partnership to fulfill its obligations under Section 12.7(a)(i) and/or Section 12.7(a)(ii) within the time periods set forth therein, the General Partner shall pay as damages the sum of $150 per day to the Investment Limited Partners until such obligations shall have been fulfilled. Such damages shall be paid forthwith by the General Partner, and the failure to pay any such damages shall constitute a material default by the General Partner hereunder. In addition, if the General Partner shall fail to pay any such damages, the General Partner and its Affiliates shall forthwith cease to be entitled to the distribution of any Cash Flow or Capital Proceeds to which they may otherwise be entitled hereunder. Such distributions of Cash Flow and Capital Proceeds shall be restored only upon the payment of such damages in full, and any amount of such damages not so paid shall be deducted against distributions of Cash Flow and Capital Proceeds otherwise due to the General Partner or its Affiliates.

    12.8 Expenses of the Partnership

    (a) All expenses of the Partnership shall be billed directly to and paid by the Partnership.

    (b) Except in extraordinary circumstances, neither the Investment General Partner nor any Affiliate thereof shall be permitted to contract or otherwise deal with the Partnership for the sale of goods or services or the lending of money to the Partnership or the General Partners, except for (i) management services, subject to the restrictions set forth in Article XI, (ii) loans made by, or guaranteed by, the Investment General Partner or any of its Affiliates and (iii) those dealings, contracts or provision of services described in the Investment Partnership Agreement. Extraordinary circumstances shall only be presumed to exist where there is an emergency situation requiring immediate action and the services required are not immediately available from unaffiliated parties. All services rendered under such circumstances must be rendered pursuant to a written contract which must contain a clause allowing termination without penalty on sixty (60) days' notice. Goods and services provided under such circumstances must be provided at the lesser of actual cost or the price charged for such goods or services by independent parties.
    (c) In the event that extraordinary circumstances arise, the Investment General Partner and its Affiliates may provide construction services in connection with the Apartment Complex. Neither the Investment General Partner nor any of its Affiliates shall provide such services unless it believes it has an adequate staff to do and unless such provision of goods and construction services is part of its ordinary and ongoing business in which it has previously engaged, independent of the activities of the Investment Limited Partners. Any such services must be reasonable for and necessary to the Partnership, actually furnished to the Partnership, and provided at the lower of ten percent (10%) of the construction contract rate with respect to the Apartment Complex or ninety percent (90%) of the competitive price charged for such services by independent parties for comparable goods and services in the same geographic location (except that in the case of transfer agent, custodial and similar banking-type fees, and insurance fees, the compensation, price or fee shall be at the lesser of costs or the compensation, price or fee of any other Person rendering comparable services as aforesaid). Cost of services as used herein means the pro rata cost of personnel, including an allocation of overhead directly attributable to such personnel, based on the amount of time such personnel spend on such services or other method of allocation acceptable to the accountants for the Investment Limited Partners.

    (d) All services provided by the Investment General Partner or any Affiliate thereof pursuant to Section 12.8(c) must be rendered pursuant to the Investment Partnership Agreement or a written contract which precisely describes the services to be rendered and all compensation to be paid and shall contain a clause allowing termination without penalty upon sixty (60) days' notice to the Investment General Partner by a vote of a majority in interest of the limited partners and assignees of beneficial interests in the Investment Limited Partners.

    (e) No compensation or fees may be paid by the Partnership to the Investment General Partner or its Affiliates except as described in the Investment Partnership Agreement.

ARTICLE XIII

General Provisions

    13.1 Restrictions by Reason of Section 708 of the Code

    No Disposition of an Interest may be made if the Interest sought to be Disposed of, when added to the total of all other Interests Disposed of within the period of twelve consecutive months prior to the proposed date of the Disposition, would, in the opinion of the Tax Accountants or tax counsel to the Partnership, result in the termination of the Partnership under Section 708 of the Code. This
Section 13.1 shall have no application to any required repurchase of the Investment Limited Partners' Interests. Any Disposition in contravention of any of the provisions of this Section 13.1 shall be void ab initio and ineffectual and shall not bind or be recognized by the Partnership. Notwithstanding the foregoing provisions of this
Section 13.1, however, the Investment Limited Partners may waive the provisions of this Section 13.1 at any time as to a Disposition or series of Dispositions, and in the event of such a waiver, this
Section 13.1 shall have no force or effect upon such Disposition or series of Dispositions.
    13.2 Amendments to Certificates

    To the extent required by the Act, within one hundred twenty
(120) days after the end of the Partnership Fiscal Year in which the Investment Limited Partners shall have received any distributions under Article X, the General Partner shall file an amendment to the Certificate reducing the amount of its allocable share of such distribution the amount of Capital Contribution of the Investment Limited Partners as stated in the last previous amendment to the Certificate. However, Schedule A shall not be amended on account of any such distribution.

    The Partnership shall amend the Certificate at least once each calendar quarter to effect the substitution of Substitute Limited Partners, although the General Partner may elect to do so more frequently. In the case of assignments, where the assignee does not become a Substitute Limited Partner, the Partnership shall recognize the assignment not later than the last day of the calendar month following receipt of notice of assignment and all documentation required in connection therewith hereunder.

    Notwithstanding the foregoing provisions of this Section 13.2, no such amendments to the Certificate need be filed by the General Partner if the Certificate is not required to and does not identify the Limited Partners or their Capital Contributions in such capacity.

    13.3 Notices

    Except as otherwise specifically provided herein, all notices, demands or other communications hereunder shall be in writing and shall be deemed to have been given when the same are (i) deposited in the United States mail and sent by certified or registered mail, postage prepaid, return-receipt requested, (ii) delivered to a nationally recognized overnight delivery service, (iii) sent by telecopier or other facsimile transmission, answerback requested, or
(iv) delivered personally, in each case, to the parties at the addresses set forth below or at such other addresses as such parties may designate by notice to the Partnership:

    (a) If to the Partnership, at the office of the Partnership set forth in Section 2.2.

    (b) If to a Partner, at its address set forth in the Schedule, with copies to William F. Machen, Esq., Sherburne, Powers & Needham, P.C., One Beacon Street, 32nd Floor, Boston, MA, 02108 and Andrew M. Shott, Esq., Strauss & Troy, 2100 PNC Center, 201 East Fifth Street, Cincinnati, OH 45202-4186.

    13.4 Word Meanings

    The words such as "herein," "hereinafter," "hereof" and "hereunder" refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The singular shall include the plural, and vice versa, and each gender (masculine, feminine and neuter) shall include the other genders, unless the context requires otherwise. Each reference to a "Section" or an "Article" refers to the corresponding Section or Article of this Agreement, unless specified otherwise. References to Treasury Regulations (permanent or temporary) or Revenue Procedures shall include any successor provisions.

    13.5 Binding Effect

    The covenants and agreements contained herein shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors and assigns of the respective parties hereto.

    13.6 Applicable Law

    This Agreement shall be construed and enforced in accordance with the laws of the State.

    13.7 Counterparts

    This Agreement may be executed in several counterparts and all so executed shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the original or the same counterpart.

    13.8 Financing Regulations

    (a) So long as any of the Project Documents are in effect, (i) each of the provisions of this Agreement shall be subject to, and the General Partner covenants to act in accordance with, the Project Documents; (ii) the Project Documents shall govern the rights and obligations of the Partners, their heirs, executors, administrators, successors and assigns to the extent expressly provided therein; (iii) upon any dissolution of the Partnership or any transfer of the Apartment Complex, no title or right to the possession and control of the Apartment Complex and no right to collect the rent therefrom shall pass to any Person who is not, or does not become, bound by the Project Documents in a manner satisfactory to the Lenders and any Agency (to the extent that its approval is required); (iv) no amendment to any provision of the Project Documents shall become effective without the prior written consent of any Lender and/or Agency (to the extent that its approval is required); and (v) the affairs of the Partnership shall be subject to the Regulations, and no action shall be taken which would require the consent or approval of any Lender and/or Agency unless the prior consent or approval of such Lender and/or Agency, as the case may be, shall have been obtained.
No new Partner shall be admitted to the Partnership, and no Partner shall withdraw from the Partnership or be substituted for without the consent of any Lender and/or Agency (if such consent is then required). No amendment to this Agreement relating to matters governed by the Regulations or requirements shall become effective until any Requisite Approvals to such amendment shall have been obtained.

    (b) Any conveyance or transfer of title to all or any portion of the Apartment Complex required or permitted under this Agreement shall in all respects be subject to all conditions, approvals and other requirements of any Regulations applicable thereto.

    13.9 Separability of Provisions

    Each provision of this Agreement shall be considered separable and (a) if for any reason any provision is determined to be invalid, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid, and (b) if for any reason any provision would cause the Investment Limited Partners or the Special Limited Partner (in its capacity as a Limited Partner) to be bound by the obligations of the Partnership (other than the Regulations and the other requirements of any Agency or Lender), such provision or provisions shall be deemed void and of no effect.

    13.10     Paragraph Titles

    All article and section headings in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any article or section.

    13.11     Amendment Procedure

    This Agreement may be amended by the General Partner only with the Consent of the Investment Limited Partners and the Consent of the Special Limited Partner.

    13.12     Extraordinary Partner Expenses

    Any and all costs and expenses incurred by any Partner in connection with exercising rights and remedies against any other
Partner with respect to this Agreement, including, without limitation, reasonable attorneys' fees, shall be paid by the non-prevailing
Partner on demand. All amounts due to such prevailing Partner pursuant to this provision shall bear interest from demand at the Prime Rate.

    13.13     Time of Admission

    BCCTCF was admitted as a Limited Partner of the Partnership on February 29, 1996. BCTCF shall be deemed to have been admitted to the Partnership as of the effective date of this Agreement for all purposes set forth herein.



    WITNESS the execution hereof under seal as of the 17th day of May, 1996.


ORIGINAL (WITHDRAWING)
GENERAL PARTNERS:




/s/ Gregory F. Perlman
Gregory F. Perlman


/s/ Ronald S. Turner
Ronald S. Turner
GENERAL PARTNER:

WASHINGTON ARMS INVESTORS, LTD., an
Ohio limited liability company


By: /s/ Gregory F. Perlman
Gregory F. Perlman, Manager



SPECIAL LIMITED PARTNER:

BCCC, INC., a Massachusetts
corporation,


By: /s/ Bonnie Kate Fox
Bonnie Kate Fox, as Attorney-in-Fact
for John P. Manning, President



INVESTMENT LIMITED PARTNERS:


BOSTON CAPITAL CORPORATE TAX CREDIT
FUND III, A LIMITED PARTNERSHIP, a
Massachusetts limited partnership, by
its general partner, C&M Associates
d/b/a Boston Capital Associates, a
Massachusetts general partnership


By: /s/ Bonnie Kate Fox
Bonnie Kate Fox, as Attorney-in-Fact
for John P. Manning, a Partner

BOSTON CAPITAL TAX CREDIT FUND IV
L.P., a Delaware limited partnership,
by its general partner, Boston
Capital Associates IV L.P., a
Delaware limited partnership, by its
general partner, C&M Associates d/b/a
Boston Capital Associates, a
Massachusetts general partnership


By: /s/ Bonnie Kate Fox
Bonnie Kate Fox, as Attorney-in-Fact
for John P. Manning, a Partner






CONSENTS AND AGREEMENTS


    The undersigned hereby executes this Agreement for the sole purpose of agreeing to the provisions of Article XI of the foregoing First Amended and Restated Agreement of Limited Partnership notwithstanding any provision of the Management Agreement to the contrary.

HENDY MANAGEMENT CO., INC., an Ohio corporation


    By:
    ______________________________





OHIO INVESTORS LIMITED PARTNERSHIP
SCHEDULE A
As of May 17, 1996


                                                     Percentage Interests
                                                     of Operating Profits
General Partner            Capital Contribution      and Losses and Tax Credits

Washington Arms Investors,
Ltd.
c/o Century Castings, Inc.
27665 Fantastic Lane
Castaic, CA  91384               $100                             1%

                                                    Percentage Interests of
                                                    Operating Profits and
Special Limited Partner   Capital Contribution      Losses and Tax Credits

BCCC, Inc.
c/o Boston Capital Partners,
Inc.
One Boston Place, 21st Floor
Boston, MA  02108
                                  $10                            0%

                                                               Percentage
                                                              Interests of
                            Total Agreed-To                  Operatig Profits
  Investment                 Capital        Paid-in Capital   and Losses and
 Limited Partner            Contribution*    Contribution**    Tax Credits

Boston Capital Corporate
Tax Credit Fund III, A
Limited Partnership
One Boston Place, 21st
Floor
Boston, MA  02108              $928,691         $742,633           81.18%

Boston Capital Tax Credit
Fund IV L.P.
One Boston Place, 21st
Floor
Boston, MA  02108              $203,859          $163,017           17.82%


*When the conditions to an Installment have been satisfied, the Investment Limited Partners shall contribute the amount of such Installment in the following ratios: BCCTCF - 82%; BCTCF - 18%.

**Paid-in Capital Contribution as of the date of this Schedule A.
Future Installments of Capital Contribution are subject to adjustment and are due at the times and subject to the conditions set forth in the Agreement to which this Schedule is attached.


EXHIBIT A

LEGAL DESCRIPTION




EXHIBIT B

PROJECTED RENTS




EXHIBIT C

PROJECT BUDGET - 1996